        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 30, 1998
                                                      REGISTRATION NO. 333-33369

________________________________________________________________________________
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3
                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                SNOWDANCE, INC.
              (EXACT NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)
                            ------------------------

                DELAWARE                                     7011                                   04-338-3839
    (STATE OR OTHER JURISDICTION OF              (PRIMARY STANDARD INDUSTRIAL                     (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)              CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NUMBER)

                                    ROUTE 44
                           BROWNSVILLE, VERMONT 05037
                                 (802) 484-7000
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             STEVEN H. PLAUSTEINER
                            CHIEF EXECUTIVE OFFICER
                                SNOWDANCE, INC.
                                    ROUTE 44
                           BROWNSVILLE, VERMONT 05037
                                 (802) 484-7000
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                      DENNIS N. BERMAN, ESQ.                                            LAWRENCE B. FISHER, ESQ.
                  SONNENSCHEIN NATH & ROSENTHAL                                    ORRICK, HERRINGTON & SUTCLIFFE LLP
                   1221 AVENUE OF THE AMERICAS                                              666 FIFTH AVENUE
                     NEW YORK, NEW YORK 10020                                           NEW YORK, NEW YORK 10103
                          (212) 768-6700                                                     (212) 506-5000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is to be a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the registration statement of the earlier effective registration statement for the same offering. [ ]

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                           PROPOSED          PROPOSED
                                                           MAXIMUM            MAXIMUM         AMOUNT OF
    TITLE OF EACH CLASS OF        NUMBER OF SHARES      OFFERING PRICE       AGGREGATE       REGISTRATION
 SECURITIES TO BE REGISTERED      TO BE REGISTERED       PER SHARE(1)    OFFERING PRICE(1)       FEE
---------------------------------------------------------------------------------------------------------
Common Stock(2)...............  1,725,000 shares             $11.00          $18,975,000       $ 5,597.63
---------------------------------------------------------------------------------------------------------
Representatives' Warrants.....    150,000 Warrants(3)        $ .001          $       150               (3)
---------------------------------------------------------------------------------------------------------
Common Stock underlying the
  Representatives' Warrants
  (4).........................    150,000 shares(4)          $13.20          $ 1,980,000       $   584.10
---------------------------------------------------------------------------------------------------------
Totals........................           --                 --               $20,955,150       $ 6,181.73
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2) Includes 225,000 shares of Common Stock subject to the Underwriters' over-allotment option.
(3) No fee due pursuant to Rule 457(g).
(4) Pursuant to Rule 416, the Registration Statement also covers such additional shares of Common Stock as may be issued as a result of the anti-dilution provisions of the Representatives' Warrants.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
________________________________________________________________________________

                                SNOWDANCE, INC.
    CROSS REFERENCE SHEET SHOWING LOCATION IN THE PROSPECTUS OF INFORMATION
                    REQUIRED BY ITEMS OF PART I OF FORM SB-2

                     FORM SB-2 ITEM NUMBER AND CAPTION                     CAPTION OR LOCATION IN PROSPECTUS
      ---------------------------------------------------------------  ------------------------------------------

  1.  Front of Registration Statement and Outside Front Cover Page of
        Prospectus...................................................  Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages of Prospectus........  Inside Front and Outside Back Cover Pages
  3.  Summary Information and Risk Factors...........................  Outside Front Cover Page; Prospectus
                                                                         Summary; Risk Factors
  4.  Use of Proceeds................................................  Use of Proceeds
  5.  Determination of Offering Price................................  Outside Front Cover Page; Risk Factors;
                                                                         Underwriting
  6.  Dilution.......................................................  Dilution; Risk Factors
  7.  Selling Security Holders.......................................  Not Applicable
  8.  Plan of Distribution...........................................  Underwriting
  9.  Legal Proceedings..............................................  Business
 10.  Directors, Executive Officers, Promoters and Control Persons...  Management
 11.  Security Ownership of Certain Beneficial Owners and
        Management...................................................  Principal Stockholders
 12.  Description of Securities to be Registered.....................  Description of Capital Stock; Underwriting
 13.  Interest of Named Experts and Counsel..........................  Not Applicable
 14.  Disclosure of Commission Position on Indemnification for
        Securities Act Liabilities...................................  Description of Capital Stock
 15.  Organization Within Last Five Years............................  Prospectus Summary; Business; Certain
                                                                         Transactions
 16.  Description of Business........................................  Prospectus Summary; Business
 17.  Management's Discussion and Analysis of Financial Condition and
        Results of Operations........................................  Management's Discussion and Analysis of
                                                                         Financial Condition and Results of
                                                                         Operations
 18.  Description of Property........................................  Business
 19.  Certain Relationships and Related Transactions.................  Business; Certain Transactions
 20.  Market For Common Equity and Related Stockholder Matters.......  Outside Front Cover Page; Risk Factors;
                                                                         Dividend Policy; Description of Capital
                                                                         Stock; Shares Eligible for Future Sale
 21.  Executive Compensation.........................................  Management
 22.  Financial Statements...........................................  Index to Financial Statements
 23.  Changes in and Disagreements With Accountants and Financial
        Disclosure...................................................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED JANUARY 30, 1998


PROSPECTUS
                                1,500,000 SHARES
                                     [LOGO]

                                  COMMON STOCK

     Snowdance, Inc., a Delaware corporation (the 'Company'), hereby offers 1,500,000 shares of common stock, par value $0.001 per share (the 'Common Stock'). Prior to this offering (the 'Offering'), there has been no public market for the Common Stock, and there can be no assurance that such a market will develop or be sustained after completion of this Offering. It is presently anticipated that the initial public offering price will be between $10.00 and $11.00 per share. For information regarding the factors considered in determining the initial public offering price of the Common Stock, see 'Underwriting.' The Common Stock has been approved for listing on the American Stock Exchange under the symbol 'SND.'
                            ------------------------

        THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND
             IMMEDIATE AND SUBSTANTIAL DILUTION. SEE 'RISK FACTORS'
                      BEGINNING ON PAGE 7 AND 'DILUTION.'
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                  REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                                          PRICE TO         UNDERWRITING        PROCEEDS TO
                                                                           PUBLIC           DISCOUNT(1)        COMPANY(2)
---------------------------------------------------------------------------------------------------------------------------
Per Share...........................................................      $                  $                 $
---------------------------------------------------------------------------------------------------------------------------
Total(3)............................................................      $                  $                 $
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Does not include compensation payable to Josephthal & Co. Inc. ('Josephthal') and Cruttenden Roth Incorporated ('Cruttenden', which together with Josephthal are the representatives of the several underwriters (collectively, the 'Representatives')) in the form of a non-accountable expense allowance equal to 2.5% of the gross proceeds of this Offering. Josephthal may be deemed to have a 'conflict of interest' with the Company as defined by Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. ('NASD'). Therefore, Cruttenden is acting as a Qualified Independent Underwriter as that term is defined in Rule 2720. See 'Underwriting' for information concerning indemnification and contribution arrangements with, and other compensation payable to, the Underwriters.

(2) Before deducting estimated expenses of $1,367,500 payable by the Company which includes the non-accountable expense allowance payable to the Representatives.

(3) The Company has granted to the Underwriters a 45-day option to purchase up to an additional 225,000 shares of Common Stock upon the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $          ,
    $          , and $          , respectively. See 'Underwriting.'

                            ------------------------

     The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock offered hereby will be made against
payment on or about                , 1998 at the offices of Josephthal & Co.
Inc., New York, New York.
                            ------------------------

JOSEPHTHAL & CO. INC.                                             CRUTTENDEN ROTH
                                                                   INCORPORATED

               , 1998

                              [Inside Front Cover]


                                    [PHOTOS]



     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'UNDERWRITING.'

     THE COMPANY WILL FURNISH ITS STOCKHOLDERS WITH ANNUAL REPORTS CONTAINING AUDITED FINANCIAL STATEMENTS CERTIFIED BY AN INDEPENDENT PUBLIC ACCOUNTING FIRM AND WILL MAKE AVAILABLE QUARTERLY REPORTS CONTAINING UNAUDITED FINANCIAL STATEMENTS FOR THE FIRST THREE QUARTERS OF EACH FISCAL YEAR.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise noted, all information in this Prospectus assumes: (i) that the Underwriters' over-allotment option to purchase up to 225,000 shares of Common Stock from the Company has not been exercised;
(ii) that the acquisition of Hogback Mountain has been consummated (the 'Hogback Acquisition'); (iii) that the Representatives' Warrants to purchase 150,000 shares of Common Stock have not been exercised; (iv) that all of the interests in each of Ascutney Mountain Resort, L.P. and its affiliates, directly or indirectly, shall have been exchanged for shares of common stock of Snowdance, Inc. (the 'Combination Transaction') and (v) the conversion of a portion of the Related Loans (as defined in 'Certain Transactions') to a capital contribution to the Company. See 'Business -- Business Strategy -- Opportunities For Further Development,' 'Certain Transactions' and 'Underwriting.'

     Unless the context otherwise requires, the term 'Company' refers to (a) Ascutney Mountain Resort, L.P. and its affiliates, as such entities existed prior to the consummation of this Offering and the Combination Transaction, when used with respect to historical information herein contained, and (b) Snowdance, Inc. and its subsidiary as such entities exist immediately following this Offering, when used with respect to information about events occurring upon completion of or after this Offering and the Hogback Acquisition or when giving pro forma effect thereto.

     This Prospectus includes forward-looking statements which involve known and unknown risks and uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed under the heading 'Risk Factors.' An investment in the securities offered hereby involves a high degree of risk. See 'Risk Factors.'

                                  THE COMPANY

     Snowdance, Inc. owns and operates one of the premier fully-integrated, all season mountain resorts in New England and further seeks to develop and operate other fully-integrated year-round recreational resorts focusing on affordable family vacations. The Company intends to develop resorts that emphasize skiing, snowboarding and other winter recreational activities as well as warm weather activities such as golf, tennis and hiking, thereby offering true year-round amenities. The Company believes that the opportunity to develop and sell the property surrounding these amenities could provide it with its greatest potential source of cashflow and income. Such property related development is expected to include weekly vacation ownership interval ('VOI') sales (also known as time shares), and may also include condominium construction and sales, and second home and land sales.

     While the Company's strategy is to offer its guests many of the benefits provided by the larger ski destination resorts, it retains a family-oriented personal atmosphere. The Company's emphasis on affordable family vacations permeates most aspects of its business. The Company believes that, as compared to its competitors, it charges lower fees for the various amenities it offers, and the prices of its lodging and meals are more reasonable.

     To date, the Company has focused its resources on developing its first fully-integrated family-oriented property, the Ascutney Mountain Resort ('Ascutney' or the 'Resort') located in Brownsville, Vermont. Recently, the Company agreed to acquire its second property for potential future development called Hogback Mountain in Marlboro, Vermont. Upon successful implementation of its strategy at Ascutney, the Company intends to seek other opportunities that fit its strategy of developing and operating year-round affordable, family resorts.

ASCUTNEY MOUNTAIN RESORT

     Ascutney was ranked among the top three ski resorts in the eastern United States for value by Skiing magazine in its 1995 survey. It was also ranked one of the top four ski resorts for families in the same survey. Ascutney is a four-season destination resort. Its 750 acres contain one of Vermont's major ski areas, a 212-room hotel (the fourth largest resort hotel in Vermont) which is particularly well suited for timeshare sales due to its large number of suites with lock-out features, an 18,000 square foot comprehensive sports and fitness center, approximately 30,000 square feet of conference facilities, several restaurants and condominium units, all set in a charming New England style village.

     While the Resort offers its guests many of the benefits provided by larger ski facilities, it also retains a family-oriented, friendly atmosphere. The Company provides a comprehensive destination resort experience by combining quality ski facilities and resort services, including convenient ski-on/ski-off lodging, with attractive four season amenities. The Resort attracts guests primarily due to its affordable family-oriented vacations in a self-contained resort village with easy accessibility from most major metropolitan areas in the northeastern United States.

     Since 1983, more than $85 million was invested in connection with the expansion and development of the Resort. The Resort is one of Vermont's 14 major ski resorts, with a 1,530 foot vertical rise on Mt. Ascutney. The ski area includes four chairlifts, 31 trails and 115 skiable acres. Snowmaking capability covers approximately 75% of the skiable terrain. There are approximately 20 miles of cross-country trails which range from open meadows suitable for beginners to mountain touring trails suitable for more advanced skiers. At the base of the mountain, tubing, ice skating, children's programs and apres ski entertainment are available. The Resort's skier days exceeded 53,000 during the 1996-97 ski season, representing an increase of approximately 26% since the commencement of operations in 1993 under its current management team.

     To enhance the marketing and sales of the Resort's real estate, the Company's expansion plans for the Resort include the development of an 18-hole golf course with surrounding residential units, as well as additional commercial development. The Company also plans to continue to enhance the skiing experience at Ascutney through additional expansion of skiable terrain and upgrades to ski lifts, snowmaking and grooming.

     A key objective of the Company is to begin selling weekly VOIs in its hotel at the base of Mt. Ascutney. The Company has entered into a marketing and sales agreement with Westerly Resorts Group, Inc., an experienced VOI developer and marketer with projects in the Caribbean and Colorado. Marketing of more than 5,000 VOIs in Ascutney's hotel is anticipated to commence in 1998. The Company believes its hotel is an attractive VOI property due to, among other reasons, the high number of suites in its hotel (many of which are duplex units), the presence of existing and planned year-round amenities and Ascutney's proximity to most major population centers of the Northeast, all of which can be reached within 2 to 5 hours of driving time. (Air transportation is available at the Lebanon, New Hampshire airport near Dartmouth College less than 20 miles away.)

HOGBACK MOUNTAIN

     Upon closing of this Offering, the Company will acquire substantially all of the assets of Hogback Mountain ('Hogback Mountain'), which comprises approximately 800 acres of land located in southern Vermont, approximately 20 miles from the Mt. Snow and Haystack ski areas. The assets of Hogback Mountain also include buildings whose tenants are currently a restaurant, a gift shop and a nature museum. As Hogback Mountain offers an unobstructed, panoramic view of three states and is within 30 minutes driving distance to several ski areas, golf courses, large lakes, annual music festivals and other attractions, the Company believes that Hogback Mountain offers attractive development potential.

     Hogback Mountain is one of the tallest mountains in southern Vermont and is situated on both sides of Route 9, a primary east-west thoroughfare in Vermont. The Company intends to explore possible development opportunities regarding the land at Hogback Mountain, including an examination of zoning and other regulatory approvals necessary for any development. The Company also intends to lease the buildings including the restaurant and gift shop at Hogback Mountain to the current owner and operator of such businesses, the Vermont Natural Company.

     As consideration for the purchase of the Hogback Mountain assets, the Company will issue an aggregate of 292,500 shares of Common Stock to Skyline Partners, L.P., a New York limited partnership and the owner of the Hogback Mountain assets. Additionally, the Company will pay up to approximately $75,000 of expenses related to the property. Skyline Partners, L.P. and Vermont Natural Company are affiliates of Josepththal. See 'Underwriting.'


OTHER POSSIBLE OPPORTUNITIES

     The Company believes there are other possible development opportunities available to it. The Company further believes that there is strong interest in families seeking affordable vacations in year-round resorts near their primary residences that offer many of the amenities found at larger destination resorts but on a friendlier, more personal level. The Company's management team combines experience in ski resort operation, mountain resort development and finance, and the Company believes that its management is well suited to carry out its business strategy.

                                  THE OFFERING

Common Stock offered.........................  1,500,000 shares
Common Stock to be outstanding after the
  Offering...................................  3,000,000 shares(1)
Use of proceeds by the Company...............  The Company intends to apply the net proceeds of the Offering to:
                                                 upgrades of ski lifts, snowmaking, grooming and trail systems;
                                                 hotel and Resort improvements including VOIs; commence
                                                 permitting, development and marketing of a golf course and related Resort real estate; repayment of borrowings; and working capital and general corporate purposes, including possible business acquisitions. See 'Use of Proceeds.'
Risk factors.................................  This Offering involves a high degree of risk and immediate and substantial dilution. See 'Risk Factors' and 'Dilution.'
American Stock Exchange Symbol...............  SND

------------

(1) Excludes 150,000 shares of Common Stock underlying options available for future grants under the Company's 1997 Stock Option Plan for Non-Employee Directors and 40,000 shares of Common Stock underlying options granted pursuant to an advisory and consulting agreement with Tallwood Associates, Inc. See 'Management -- Advisory and Consulting Agreement' and
    'Management -- 1997 Stock Option Plan for Non-Employee Directors.'

     Snowdance, Inc. was incorporated in 1997, as successor to each of Ascutney Mountain Resort Hotel, L.P., Ascutney Mountain Resort, L.P. and Ascutney Mountain Resort Realty, L.P. The Company's principal executive offices are located at Route 44, Brownsville, Vermont 05037, and its telephone number is
(802) 484-7000. The Company maintains a web site at http://www.ascutney.com. The contents of the Company's web site are not a part of this Prospectus.

                             SUMMARY FINANCIAL DATA

     The summary financial information set forth below should be read in conjunction with financial statements appearing elsewhere in this Prospectus. The summary historical financial data presented below has been derived from the Company's financial statements. The unaudited pro forma and as adjusted summary financial data are derived from the unaudited pro forma and as adjusted financial data presented elsewhere in this Prospectus. The statement of operations data for the nine-month period ended September 30, 1997 is not necessarily indicative of the results of operations that may be expected for the full year.

                                                                                                                      PRO FORMA
                                              HISTORICAL     HISTORICAL     PRO FORMA     HISTORICAL NINE MONTHS     NINE MONTHS
                                              YEAR ENDED     YEAR ENDED     YEAR ENDED      ENDED SEPTEMBER 30,         ENDED
                                             DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   -----------------------   SEPTEMBER 30,
                                                 1995           1996         1996(1)         1996         1997         1997(1)
                                             ------------   ------------   ------------   ----------   ----------   -------------

STATEMENT OF OPERATIONS DATA:
Revenues..................................    $3,866,418     $3,983,218    $ 3,983,218    $2,863,429   $2,976,014    $ 2,976,014
Net loss..................................      (576,689)    (1,500,819)    (1,500,819 )  (1,017,921)    (541,185)      (541,185)
Weighted average shares outstanding.......     1,207,500      1,207,500      1,500,000     1,207,500    1,207,500      1,500,000
Loss per common share.....................         $(.48)        $(1.24)        $(1.00 )       $(.84)       $(.45)         $(.36)

                                                              HISTORICAL      HISTORICAL        PRO FORMA       AS ADJUSTED
                                                             DECEMBER 31,    SEPTEMBER 30,    SEPTEMBER 30,    SEPTEMBER 30,
                                                                 1996            1997            1997(2)          1997(3)
                                                             ------------    -------------    -------------    -------------

BALANCE SHEET DATA:
Total assets..............................................    $1,589,366      $ 1,551,027      $ 4,622,277      $16,700,277
Long-term debt............................................     2,481,025        2,219,109        1,038,542        1,038,542
Total liabilities.........................................     3,638,521        4,066,142        2,885,575        1,683,575
Stockholders' equity (deficit)............................    (2,049,155)      (2,515,115)       1,736,702       15,016,702

------------

(1) Pro forma to give effect to (i) the Hogback Acquisition and (ii) the conversion of a portion of the Related Loans (as defined in 'Certain Transactions') to a capital contribution to the Company as if such transactions had occurred on January 1, 1996.

(2) Pro forma to give effect to (i) the Hogback Acquisition and (ii) the conversion of a portion of the Related Loans to a capital contribution to the Company as if such transactions had occurred on September 30, 1997.

(3) As adjusted to give effect to the closing of the Offering and the application of the estimated net proceeds therefrom as if the Offering had occurred on September 30, 1997, as well as to give effect to the transactions described in footnote (2) above.

                                  RISK FACTORS

     An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. Each prospective purchaser of the Common Stock should carefully consider the following risk factors, as well as the other information contained, and incorporated by reference, in this Prospectus before making an investment decision. Information contained or incorporated by reference in this Prospectus contains 'forward-looking statements' which can be identified by the use of forward-looking terminology such as 'believes,' 'expects,' 'intends,' 'may,' 'will,' 'should' or 'anticipates' or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy or plans. See, e.g., 'Business -- Business Strategy.' No assurance can be given that the future results covered by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially or adversely from the future results covered in such forward-looking statements. Factors that could cause actual results to vary materially or adversely from the future results covered in such forward-looking statements include, but are not limited to, those discussed below as well as those discussed elsewhere in the Prospectus.

     Limited Operating History; Significant and Continuing Losses. The Company was formed in August 1993 in connection with the purchase of the assets of the Ascutney Mountain Resort in an auction by the United States Bankruptcy Court for the District of Vermont in accordance with Chapter 7 of the United States Bankruptcy Code. The Ascutney Mountain Resort was purchased by three limited partnerships, the predecessors in interest to the Company: Ascutney Mountain Resort Hotel, L.P., Ascutney Mountain Resort, L.P. and Ascutney Mountain Resort Realty, L.P. (collectively, the 'Limited Partnerships'). The Resort has only operated under current management since September 1993 and, accordingly, the Company has a limited operating history upon which an evaluation of the Company's performance and prospects can be made. Since the inception of the Limited Partnerships, the predecessors in interest to the Company, significant annual losses have been incurred, including losses of $576,689 and $1,500,819, for the years ended December 31, 1995 and 1996, respectively, and $541,185 for the nine months ended September 30, 1997. It is possible that losses and negative cash flow will continue until such time, if ever, as the Company is able to generate sufficient revenues to offset its operating costs. The Company's prospects must be considered in light of the numerous risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business, particularly in an industry characterized by vigorous competition. To address these risks, the Company must, among other things, establish and increase market acceptance of its products and services, respond effectively to competitive pressures and successfully market its products and services. There can be no assurance that the Company will generate significant revenues or maintain profitable operations. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and Financial Statements.

     Seasonality of Operations. Ski resort operations are highly seasonal. In fiscal 1996 approximately 56% of the Company's operations revenue was generated in the months of January, February, March and December, with approximately 44% generated during the period from April to November. Furthermore, a significant portion of operations revenue is generated on certain holidays, particularly Christmas, President's Day and school spring breaks, and on weekends. Problems during these peak periods, such as adverse weather conditions and equipment failures, could have a material adverse effect on the Company's business, financial condition and results of operations. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

     Unfavorable Weather Conditions. The Company's ability to attract visitors to the Resort is substantially influenced by weather conditions and the amount of snowfall during the ski season. Adverse weather conditions typically discourage visitors from participating in outdoor activities at the Resort. In addition, unseasonably warm weather may result in inadequate snowfall, which increases the cost of snowmaking, and could render snowmaking wholly or partially ineffective in maintaining quality skiing conditions. Prolonged periods of adverse weather conditions, or the occurrence of such conditions during peak periods of the ski season, could have a material adverse effect on the Company's business, financial condition and results of operations.

     Economic Downturn. Both skiing and golf are discretionary recreational activities with relatively high participation costs. An economic downturn could reduce spending on resort vacations and result in declines in the number of ski visitors and revenues per visit at the Resort. A decrease in Resort visitors may also result in a decrease in demand for Resort real estate. There can be no assurance that an economic downturn will not have a material adverse effect on the Company's business, financial condition and results of operations.

     Uncertainty of Development of Vacation Ownership Intervals and Golf Course Development. The Company's strategy is designed, in large part, to increase and balance year-round utilization and to enhance real estate values at the Resort. Accordingly, the Company's success will depend, in large part, upon its ability to develop a more comprehensive resort experience beyond its ski operations, including the development of vacation ownership intervals ('VOIs') at its Resort. In connection with such efforts, the Company is expected to be largely dependent upon an experienced developer and operator of resort real estate. The Company has entered into a marketing and sales agreement (the 'Joint Venture') with Westerly Resorts Group, Inc. (the 'Joint Venture Partner'), an experienced VOI developer and marketer with projects in the Caribbean and Colorado. There can be no assurance that the Company will sell any VOIs or construct any additional units, nor can there be any assurance that vacation ownership operations would be suitably developed and commenced in a timely manner or that the Company would realize any benefits from such an operation or that the Joint Venture Partner will not default on any of its obligations. See
'Business -- Vacation Ownership Program.' The Company's business strategy also includes the possible development and construction of a golf course. Although the previous owner of the Resort had obtained a conceptual Land Use Permit under Vermont's principal environmental law, Act 250, for a golf course at the Resort, no design or formal development program has commenced or previously commenced for such golf course nor have any current permits been obtained. The conceptual Land Use Permit formerly received under Act 250 has expired. Accordingly, there can be no assurance that the Company will develop a golf course in a timely manner, upon acceptable terms favorable to the Company or at all. See
'Business -- Regulation and Legislation.'

     Vacation Ownership Industry Operating Risks. 'The Company, through the Joint Venture, intends to commence the sale of VOIs in the Resort's hotel, designed to increase destination visitors to the Resort and increase total Resort revenue. Accordingly, the Joint Venture's business is expected to be subject to all of the operating risks inherent in the vacation ownership industry. These risks include, but are not limited to, the possibility of an oversupply of VOIs, a reduction in demand for VOIs, changes in travel and vacation patterns, changes in governmental regulation of the vacation ownership industry and increases in taxes or construction costs for new construction, as well as negative publicity concerning the industry generally. The vacation ownership industry is highly fragmented, containing a large number of developers. In the past, the vacation ownership industry as a whole has experienced a negative image as a result of various developers employing high pressure sales and marketing tactics, constructing low quality units and engaging in other potentially misleading practices. Consequently, negative publicity with respect to any one or more developers in the vacation ownership industry could have a disproportionate effect on all of the developers and marketers in the industry.

     Risks of Joint Venture Operations. The Company's Joint Venture Partner may from time to time have economic or business interests or goals which are inconsistent with the business interests or goals of the Company. Further, the Company may be required to consider the interests of such Joint Venture Partner in connection with decisions concerning the operations of the Joint Venture. In addition, the Company also faces the risks that its Joint Venture Partner may be unable to meet its economic or other obligations and that the Company may be required or choose to fulfill those obligations.

     Inexperience of the Company in Vacation Ownership Industry. As part of the Company's business strategy, the Company, through the Joint Venture, plans on entering a line of business that is not currently part of its core business. As a result, the Company, with its Joint Venture Partner, may co-manage the development of a VOI program constituting a line of business in which the Company has not previously participated. Although the Company entered into the Joint Venture with the Joint Venture Partner in order to mitigate risks associated with the VOI program, the arrangement is expected to require the significant involvement of the Company's senior management and also involve the investment of additional capital. The Company's senior management has no experience in the vacation ownership industry. There can be no assurance that the Company will successfully implement its VOI program. See 'Business -- Business Strategy.'

     Growth Initiatives. The Company is currently engaged in and has plans for a variety of development projects relating to the Resort's ski and hotel operations as well as real estate operations. Additionally, the Company intends to explore possible development projects regarding the land at Hogback Mountain. There can be no assurance (i) as to when or whether such projects will be completed, (ii) that the Company's estimated costs associated with such projects will prove to be accurate, (iii) that the Company will receive the expected benefits from such projects, or (iv) that the Company will receive the necessary regulatory approvals for such projects. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and
'Business -- Business Strategy.'

     Capital Expenditures and Possible Need for Additional Capital. The Company operates in a capital intensive industry and requires significant capital expenditures to maintain its competitive position. The Company expects to make significant capital expenditures in the future to enhance and maintain the operations of the Resort and to develop its real estate holdings. The Company anticipates that, based on its present plans, the net proceeds of this Offering, when combined with the Company's existing capital resources and anticipated revenues from operations, will be sufficient to enable it to maintain its current and planned operations for a period of at least 12 months after consummation of this Offering. In the event that the Company's plans change or its assumptions change or prove to be inaccurate or if the net proceeds of this Offering or cash flow prove to be insufficient (due to unanticipated expenses or otherwise), the Company may seek to minimize cash expenditures and/or obtain additional financing in order to support its plan of operations. Additional funding, whether obtained through public or private debt or equity financings, or from strategic alliances, may not be available when needed or may not be available on terms acceptable to the Company, if at all. Additional financings may result in dilution to existing stockholders. Failure to secure needed additional financing, if and when needed, may have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, at such time, when and if the Company should decide to purchase an additional resort or property, the Company may require significant amounts of additional capital in order to consummate any such transaction. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources' and 'Business -- Business Strategy.'

     Risks Associated with Possible Development Opportunities. Upon the successful implementation of its strategy at Ascutney, the Company intends to seek additional acquisition opportunities, some of which may be material. Future acquisitions could be financed through a combination of internally generated funds, bank borrowings, public offerings or private placements of equity (which may cause dilution to existing holders of capital stock of the Company) or debt securities, the combination of which will depend on the size of the acquired resort or property and the Company's capital structure at the time of an acquisition. However, there can be no assurance that attractive acquisition candidates will be identified, that the Company will be able to make additional acquisitions on terms favorable to it, that necessary financing will be available on suitable terms, if at all, or that such acquisitions will be permitted under applicable law. If the Company completes any acquisitions, it will encounter various associated risks, including the possible inability of the Company to integrate the acquired business into the Company's operations, increased goodwill amortization and the possibility of significant losses during the start-up phase of a new resort that could negatively impact the Company's earnings. Significant management resources and time may be required to develop and operate any acquired resorts or property and unanticipated problems or liabilities with respect to such resorts or properties may further divert management's attention from the Company as a whole, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Competition in the Ski Resort Industry. The industry in which the Company operates is highly competitive. The Resort competes for both destination and day skiers with other mountain resorts in the United States, Canada and Europe, including other ski resorts in Vermont (many of which have greater financial resources, greater name recognition and a greater share of the market). The competitive position of the Resort is dependent upon many variables, including location and accessibility, quality of snow conditions and terrain, extent and quality of Resort facilities, quality of service, price for services and nature of reputation. There can be no assurance that the Company's principal competitors will not be successful in capturing a share of the Company's present or potential customer base. The Company also faces competition for destination visitors from other leisure industry companies. Such competitors may be better positioned to withstand adverse weather or economic conditions and they may have greater financial resources to develop new attractions. With respect to day skiers, the Resort faces competition from alternative recreational activities, many of which have lower participation costs. See 'Business -- Competition.'

     Control by Principal Stockholders. Following the Offering, Steven and Susan Plausteiner, the Company's Chief Executive Officer and Chief Financial Officer, respectively (the 'Principal Stockholders') will collectively beneficially own or control (via proxy or otherwise) approximately 50% of the Company's outstanding shares of Common Stock, giving the Principal Stockholders approximately 50% of the combined voting power with respect to all matters submitted for a vote of all stockholders. Subsequent to the closing of the Offering, the Principal Stockholders will collectively be able to significantly influence the election of the Board of Directors of the Company, the approval of matters requiring approval by the Board of Directors and decisions on matters submitted for stockholder consideration. This concentration of ownership under certain circumstances could have the effect of delaying or preventing a change in control of the Company. See 'Underwriting.'

     Dependence on Key Employees. The success of the Company depends significantly on its senior management, including Steven Plausteiner, the Company's Chairman and Chief Executive Officer, Susan Plausteiner, the Company's Chief Financial Officer, and Dusan Plausteiner, the Company's Chief Operating Officer. Although the Company will have entered into employment agreements prior to the consummation of the Offering with the Company's Chief Executive Officer and the Chief Financial Officer, there can be no assurance that such individuals will continue in their respective capacities with the Company for any particular period of time. See 'Management -- Employment Agreements.' The unanticipated departure of any key member of the Company's management team could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company does not have, and does not contemplate securing, 'key-man' life insurance for any of its key employees. The Company's future success also depends on its ability to attract and retain additional highly qualified personnel experienced in the industry. Competition for qualified personnel is intense and there can be no assurance that the Company will be able to attract or retain personnel in the future. See 'Management.'

     Permits and Regulatory Matters. The Company is subject to various laws and regulations relating to the operation of its Resort and related activities, which are administered by numerous federal, state and local governmental agencies. In particular, development of the Company's property in Vermont is subject to comprehensive Vermont environmental legislation, commonly referred to as Act 250, as well as other state administrative regulations. This regulatory framework, in general, encompasses such areas as water quantity and quality, air quality, traffic considerations, availability of municipal services, use of natural resources, impact of growth, energy conservation and utility services, conformity with local and regional plans, and public building approvals, together with a number of other safety and health regulations. Additionally, each municipality has its own planning and zoning requirements. Permits and approvals mandated by such regulation for development of any magnitude are often numerous, significantly time-consuming and onerous to obtain and not guaranteed. The permit processes are administered by numerous state, regional and local boards and agencies with independent jurisdictions. Permits, when received, are subject to appeal or collateral attack and, in some cases, are of limited duration, after which review is necessary. These requirements have a direct bearing on the ability of the Company or others to further develop their resorts in Vermont. While the Company believes that its operations are in full compliance in all material respects with applicable federal, state and local requirements, the Company's growth and development opportunities in Vermont may be limited and more costly as a result of legislative, regulatory or municipal requirements. In particular, to further expand the Resort's ski operations to the peak of Mt. Ascutney, the Company would be required to lease land from either the State of Vermont and/or the Town of West Windsor. Under the terms of such lease, either the Vermont Department of Forests and Parks or the Town of West Windsor or both would be expected to have the right to review and comment on the location, design and construction of improvements on the leased land and on many operational matters. If the Company does enter into such a lease, a termination of the lease could have a material adverse effect on the Company's business, financial condition and results of operations. See 'Business -- Regulation and Legislation.'

     Regulation of Marketing and Sales of Vacation Ownership Intervals. The marketing and sales of VOIs and related operations are subject to extensive regulation by the federal government and states in which the Joint Venture's VOIs are expected to be marketed and sold. The federal government and many states have adopted specific laws and regulations regarding the sale of VOIs, telemarketing and certain of the Joint Venture's other potential related activities. However, no assurance can be given that the cost of complying with laws and regulations in all jurisdictions in which the Joint Venture may conduct sales of VOIs would not be significant, would not impair the cost-effectiveness of the marketing programs, or that the Joint Venture would in fact be in compliance with all applicable laws and regulations. See 'Business -- Regulation and Legislation.'

     Competition in Vacation Ownership Intervals. As the Joint Venture develops its marketing plan of VOIs, the Joint Venture may experience significant competition for customers and for qualified personnel from other entities engaged in the business of resort development, sales and operations, including vacation interval ownership, condominiums, hotels and motels. Many well-known lodging, hospitality and entertainment companies have begun to develop and sell VOIs in resort properties, including ski resorts and other vacation resorts. While many of the companies have targeted a different market segment than the Company's market segment, there can be no assurance that the Company and those companies will not compete on a direct or indirect basis or more broadly. In such event, the Company will be required to compete with companies that may have significantly greater resources. See 'Business -- Competition.'

     Uncertainty of Adequacy of Insurance Coverage. The Company is insured against property damage, business interruption and general liability. There can be no assurance that such insurance will remain available to the Company at commercially reasonable rates or that the amount of such coverage will be adequate to cover any liability incurred by the Company. If the Company is held liable for amounts exceeding the limits of its insurance coverage or for claims outside the scope of that coverage, its business, financial condition and results of operations could be materially adversely affected.

     Potential Conflict of Interest of Josephthal. Under Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. ('NASD'), Josephthal may be deemed to be an 'affiliate' of the Company and to have a 'conflict of interest' with the Company by virtue of the fact that affiliates of Josephthal may be deemed to beneficially own approximately 10% of the voting stock of the Company as a result of the consummation of the Hogback Acquisition. See 'Underwriting.'

     Ongoing Influence of the Representatives. Upon completion of the Offering,
(a) Josephthal and its affiliates will have beneficial ownership of 292,500 shares of Common Stock of the Company, (b) the Representatives will hold in the aggregate warrants to purchase 150,000 shares of the Common Stock of the Company and (c) Dan Purjes, Chairman and CEO of Josephthal will serve as a Director of the Company. Josephthal also is the exclusive financial advisor of the Company in connection with the Company's discussions and negotiations with timeshare developers. These factors may result in the Representatives having significant influence over the Company and/or result in the Company having difficulty engaging any other investment advisor or underwriter which may result in the failure of the Company to secure additional financing if and when needed and therefore may have a material adverse effect on the Company's business, financial condition and results of operations. See 'Underwriting.'

     No Prior Public Market; Possible Volatility of Stock Price. Prior to the Offering, there has been no public market for the Common Stock, and no assurance can be given that an active public market for the Common Stock will develop or be sustained after the Offering. Since there has been no active public market, the initial public offering price may not bear any relationship to the actual value of the Common Stock. The initial public offering price per share of the Common Stock was determined by negotiations between the Company and the Representatives, in accordance with the recommendation of the Qualified Independent Underwriter, and is not necessarily related to the Company's asset value, net worth or other established criteria of value, and may not be indicative of the prices that will prevail in the public market. The Company believes that there are relatively few comparable companies that have publicly-traded equity securities which may also impact the trading price of the Common Stock after the Offering. See 'Underwriting.' In addition, the stock market has from time to time experienced price and volume fluctuations that are often unrelated to the operating performance of particular companies. The market price of the Common Stock, similar to that of securities of other developing companies, may be highly volatile. The market price of the Common Stock could be subject to significant fluctuations in response to the Company's operating results and other factors, and there can be no assurance that the market price of the Common Stock will not decline below the initial public offering price.

     Shares Eligible for Future Sale. Upon completion of this Offering, the Company will have 3,000,000 shares of Common Stock outstanding. The 1,500,000 shares of Common Stock sold in this Offering will be freely tradeable without restriction under the Securities Act of 1933, as amended (the 'Securities Act'), except for any shares which may be purchased by an 'affiliate' of the Company. The Company and the Company's officers, directors and existing stockholders have agreed not to, directly or indirectly, offer to sell, sell, transfer, hypothecate or otherwise encumber any shares of Common Stock or securities convertible into Common Stock for a period of nine (9) months following the date of the final Prospectus without the prior written consent of Josephthal and the Company (except Skyline Partners, L.P., which has agreed, in connection with those shares issued in connection with the Hogback Acquisition, not to, directly or indirectly, offer to sell, sell, transfer, hypothecate or otherwise encumber 226,436 shares of Common Stock, representing those shares beneficially owned by principals and employees of Josephthal, for a period of twenty four (24) months, and 66,064 shares of Common Stock, representing those shares owned by individuals not affiliated with Josephthal for a period of thirteen (13) months without the prior written consent of the Company). Upon consummation of the Offering, Skyline Partners, L.P. has agreed to grant an irrevocable proxy to the Principal Stockholders allowing them to vote the respective number of shares of Common Stock set forth above held by Skyline Partners, L.P. for the respective periods of time during which the above restrictions apply. After nine (9) months 1,207,500 of the shares subject to the restrictions above, after thirteen (13) months an additional 66,064 of the shares subject to the restrictions above, and after twenty four (24) months an additional 226,436 of the shares subject to the restrictions above will be eligible for sale in the public market pursuant to Rule 144 under the Securities Act, subject to volume limitations and other restrictions contained in Rule 144. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise additional capital through an offering of its equity securities. See 'Shares Eligible for Future Sale.'

     Potential Adverse Effect of Representatives' Warrants. At the consummation of this Offering, the Company will sell to the Representatives for nominal consideration the Representatives' Warrants to purchase 150,000 shares of Common Stock (the 'Representatives' Warrants'). The Representatives' Warrants will be exercisable for a period of four years commencing one year from the date of this Prospectus at an exercise price equal to 120% of the initial public offering price per share of Common Stock. For the term of the Representatives' Warrants, the holders thereof will have, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as the Representatives' Warrants remain unexercised, the Company's ability to obtain additional capital might be adversely affected. Moreover, the holders of the Representatives' Warrants may be expected to exercise such Warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital through a new offering of its securities on terms more favorable than those provided by the Representatives' Warrants. See 'Underwriting.'

     Possible Adverse Effects of Authorization of Preferred Stock; Anti-takeover Provisions. The Company's Certificate of Incorporation authorizes the issuance of 100,000 shares of 'blank check' preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future. The issuance of such preferred stock could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which stockholders may receive premiums for their shares of Common Stock or otherwise dilute the rights of holders of Common Stock and the market price of the Common Stock.

     Dividends. The Company has not paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. Additionally, under the terms of the Company's loan agreement with the Vermont Economic Development Authority ('VEDA'), the Company may not make distributions, except certain distributions with respect to the offset of income tax liabilities, without the consent of VEDA. See 'Dividend Policy.'

     Dilution. The assumed initial offering price of $10.50 is substantially higher than the net tangible book value per share of Common Stock. Investors purchasing shares of Common Stock in this Offering will incur immediate and substantial dilution of approximately $5.49 (52%) per share of Common Stock from the assumed initial public offering price (approximately $5.11 (49%) per share if the Underwriters' over-allotment option is exercised in full). In the event the Company issues additional Common Stock in the future, investors of Common Stock pursuant to this Offering may experience further dilution. See 'Dilution.'

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the shares of Common Stock offered hereby are estimated to be approximately $13,280,000 ($15,418,063 if the Underwriters' over-allotment option is exercised in full) based on an assumed initial public offering price of $10.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The table below sets forth the intended application of net proceeds of the Offering, the approximate dollar amount of such application and the percentage of net proceeds of the Offering allocable to each intended application.

                                                                                             APPROXIMATE
                                                                            APPROXIMATE     PERCENTAGE OF
                        APPLICATION OF PROCEEDS                            DOLLAR AMOUNT    NET PROCEEDS
------------------------------------------------------------------------   -------------    -------------

Upgrades of ski lifts, snowmaking, grooming and trail systems...........    $ 3,000,000           23%
Hotel and Resort improvements including VOIs............................      2,500,000           19%
Purchase of mountain equipment and vehicles.............................        500,000            4%
Commence permitting, development and marketing of a golf course and
  related Resort real estate............................................      3,000,000           23%
Preliminary feasibility study and development of Hogback Mountain.......        250,000            2%
Repayment of borrowings.................................................      2,000,000           15%
Working capital and general corporate purposes, including possible
  business acquisitions and internal financing of VOI receivables.......      2,030,000           15%
                                                                           -------------         ---
     Total..............................................................    $13,280,000          100%
                                                                           -------------         ---
                                                                           -------------         ---

     The foregoing represents the Company's best estimate of its allocation of the net proceeds of this Offering based upon the current status of its business operations, its current plans and current economic and industry conditions. Future events as well as changes in economic or competitive conditions or the Company's business and the results of the Company's sales and marketing activities may make shifts in the allocation of funds within or between each of the items referred to above, or to new or other applications, necessary or desirable. Furthermore, from time to time, the Company may evaluate possible acquisitions of or investments in businesses, assets, products and technologies that are complementary to those of the Company, for which a portion of the net proceeds from this Offering may be used. The Company has no plans, commitments or agreements with respect to any such investments or acquisitions, except as set forth in this Prospectus.

     In the event the Underwriters exercise the over-allotment option, the Company will use the additional net proceeds for general corporate purposes.

     The Company anticipates, based on its present plans and assumptions relating to its operations, that the net proceeds of this Offering, when combined with the Company's existing capital resources and anticipated revenues from operations, will be sufficient to enable it to maintain its current and planned operations for a period of at least 12 months after the consummation of this Offering. In the event that the Company's plans change or its assumptions change or prove to be inaccurate or if the net proceeds of this Offering or cash flow prove to be insufficient (due to unanticipated expenses or otherwise), the Company may seek to minimize cash expenditures and/or obtain additional financing in order to support its plan of operations. However, there can be no assurance that additional financing will be available to the Company when needed or on terms acceptable to the Company, if at all. See 'Risk Factors -- Capital Expenditures and Possible Need for Additional Capital.'

                                DIVIDEND POLICY

     The Company intends to retain all future earnings for the operation and expansion of its business and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Any future determination as to the payment of cash dividends will depend on a number of factors, including future earnings, results of operations, capital requirements, the financial condition and prospects of the Company and any restrictions under credit agreements existing from time to time, as well as such other factors as the Board of Directors may deem relevant. No assurance can be given that the Company will pay any dividends in the future. Under the terms of the Company's loan agreement with VEDA, the Company may not make distributions, except certain distributions with respect to the offset of income tax liabilities, without the consent of VEDA.

                                    DILUTION

     The difference between the initial public offering price per share of Common Stock and the pro forma net tangible book value per share after this Offering constitutes the dilution to investors in this Offering. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock.

     At September 30, 1997, the net tangible book value of the Company, after giving effect to the Combination Transaction, the Hogback Acquisition and the conversion of a portion of the Related Loans (as defined in 'Certain Transactions') to a capital contribution to the Company was $1,736,702, or $1.16 per share. After giving effect to the Combination Transaction, the Hogback Acquisition, the conversion of a portion of the Related Loans (as defined in 'Certain Transactions') to a capital contribution to the Company and the sale of 1,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.50 per share and deducting underwriting discounts and estimated expenses (including the non-accountable expense allowance payable to the Representatives) of the Offering, the pro forma net tangible book value of the Company as of September 30, 1997 would have been $15,016,702, or $5.01 per share. This represents an immediate increase in net tangible book value of $3.85 per share to the existing stockholders and an immediate dilution of $5.49 (52%) per share to new investors. The following table illustrates this dilution, on a per share basis:

Assumed initial public offering price of Common Stock.................................            $10.50
                                                                                                  ------
     Net tangible book value before Offering..........................................   $1.16
     Increase attributable to new investors...........................................    3.85
                                                                                         -----
Pro forma net tangible book value after Offering......................................              5.01
                                                                                                  ------
Total dilution to new investors.......................................................            $ 5.49
                                                                                                  ------
                                                                                                  ------

     If the Underwriters' over-allotment option is exercised in full, the as adjusted net tangible book value per share after the Offering would be $5.39 and dilution per share to new investors in the Offering would be $5.11 (49%).

                                 CAPITALIZATION

     Set forth below is the capitalization of the Company at September 30, 1997, after giving pro forma effect to the Hogback Acquisition and the conversion of a portion of the Related Loans to a capital contribution to the Company and as adjusted to reflect the closing of the Offering and the application of the estimated net proceeds therefrom.

                                                                         SEPTEMBER 30, 1997
                                                              -----------------------------------------
                                                                ACTUAL        PRO FORMA     AS ADJUSTED
                                                              -----------    -----------    -----------

Long-term debt, excluding current installments.............   $ 2,219,109    $ 1,038,542    $ 1,038,542
Stockholders' equity (deficit):
     Preferred Stock, $.01 par value; 100,000 shares
       authorized; none issued and outstanding.............       --             --             --
     Common Stock, $0.001 par value; 4,900,000 shares
       authorized; 1,207,500 shares issued and outstanding
       (actual), 1,500,000 shares issued and outstanding
       (pro forma) and 3,000,000 shares issued and
       outstanding (as adjusted)(1)........................         1,208          1,500          3,000
Additional paid in capital.................................     1,125,225      5,376,750     18,655,250
Accumulated deficit........................................    (3,641,548)    (3,641,548)    (3,641,548)
                                                              -----------    -----------    -----------
     Total stockholders' equity (deficit)..................    (2,515,115)     1,736,702     15,016,702
                                                              -----------    -----------    -----------
          Total capitalization.............................   $  (296,006)   $ 2,775,244    $16,055,244
                                                              -----------    -----------    -----------
                                                              -----------    -----------    -----------

------------

(1) Excludes 150,000 shares of Common Stock underlying options available for future grants under the Company's 1997 Stock Option Plan for Non-Employee Directors and 40,000 shares of Common Stock underlying options granted pursuant to an advisory and consulting agreement with Tallwood Associates, Inc. See 'Management -- Advisory and Consulting Agreement' and
    'Management -- 1997 Stock Option Plan for Non-Employee Directors.'

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial information for the Company for the periods and at the dates indicated. The selected historical statement of operations and balance sheet data, at or for each of the full fiscal years presented below was derived from the financial statements of the Company, which were audited by Deloitte & Touche LLP, independent auditors. The selected financial data presented below should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and with the audited financial statements, including the notes thereto, and other financial information appearing elsewhere in this Prospectus. The unaudited pro forma and as adjusted selected financial data are derived from the unaudited pro forma and as adjusted financial data presented elsewhere in this Prospectus. The statement of operations data for the nine-month period ended September 30, 1997 is not necessarily indicative of the results of operations that may be expected for the full year.

                                                                                                                    PRO FORMA
                                                 HISTORICAL    HISTORICAL    PRO FORMA    HISTORICAL NINE MONTHS   NINE MONTHS
                                                 YEAR ENDED    YEAR ENDED    YEAR ENDED    ENDED SEPTEMBER 30,        ENDED
                                                DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  ----------------------  SEPTEMBER 30,
                                                    1995          1996        1996(1)        1996        1997        1997(1)
                                                ------------  ------------  ------------  ----------  ----------  -------------

STATEMENT OF OPERATIONS DATA:
Revenues.....................................    $3,866,418    $3,983,218   $ 3,983,218   $2,863,429  $2,976,014   $ 2,976,014
Net loss.....................................      (576,689)   (1,500,819)   (1,500,819 ) (1,017,921)   (541,185)     (541,185)
Weighted average shares outstanding..........     1,207,500     1,207,500     1,500,000    1,207,500   1,207,500     1,500,000
Loss per common share........................         $(.48)       $(1.24)       $(1.00 )      $(.84)      $(.45)        $(.36)

                                                              HISTORICAL      HISTORICAL        PRO FORMA       AS ADJUSTED
                                                             DECEMBER 31,    SEPTEMBER 30,    SEPTEMBER 30,    SEPTEMBER 30,
                                                                 1996            1997            1997(2)          1997(3)
                                                             ------------    -------------    -------------    -------------

BALANCE SHEET DATA:
Total assets..............................................    $1,589,366      $ 1,551,027      $ 4,622,277      $16,700,277
Long-term debt............................................     2,481,025        2,219,109        1,038,542        1,038,542
Total liabilities.........................................     3,638,521        4,066,142        2,885,575        1,683,575
Stockholders' equity (deficit)............................    (2,049,155)      (2,515,115)       1,736,702       15,016,702

------------

(1) Pro forma to give effect to (i) the Hogback Acquisition and (ii) the conversion of a portion of the Related Loans (as defined in 'Certain Transactions') to a capital contribution to the Company as if such transactions had occurred on January 1, 1996.

(2) Pro forma to give effect to (i) the Hogback Acquisition and (ii) the conversion of a portion of the Related Loans to a capital contribution to the Company as if such transactions had occurred on September 30, 1997.

(3) As adjusted to give effect to the closing of the Offering and the application of the estimated net proceeds therefrom as if the Offering had occurred on September 30, 1997, as well as to give effect to the transactions described in footnote (2) above.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     In September 1993, the Company purchased the Resort and commenced operations shortly thereafter. Since its first full year of operations in 1994, the Company has increased revenues to $3.98 million in 1996. The increase in revenues was attributable to more guests utilizing the Resort and higher average prices for lift tickets and hotel room rates. In addition, with the start of its fourth ski season in December 1996, management has been able to better control costs while experiencing growth in revenues. The Company expects this trend to continue which should positively affect the Company's net income. The Company has a diversified revenue base which, for the past two fiscal years, has averaged approximately 43% from room occupancy, 27% from skiing and fitness, 24% from food and beverage and 6% from other revenue.

RESULTS OF OPERATIONS

     The financial condition and results of operations of the Company (without giving effect to the Hogback Acquisition) are described below. For information regarding the financial condition of the Company and its results of operations on a combined basis with those of Hogback Mountain, which will be purchased by the Company concurrent with the closing of this Offering, please refer to the Unaudited Pro Forma Financial Information and the Selected Financial Data presented elsewhere in this Prospectus. The Company anticipates that the impact of the purchase of Hogback Mountain on its statement of operations will be immaterial.

NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1997 (UNAUDITED) COMPARED TO THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1996 (UNAUDITED)

     Revenue and Gross Profit. Revenue for the first three quarters of 1997 was $2,976,014, an increase of $112,585 or 3.9% compared to the first three quarters of 1996. The increase was attributable to a higher volume of ski business as well as to price increases of lift tickets and hotel room rentals. Rooms revenue increased by 5.5% and ski and fitness revenue increased by 21.5%. Food and beverage revenue decreased by 13.9% and other revenue decreased by 8.8%. The increase in lodging revenue was primarily a result of an 8.2% increase in the average hotel room rates, as compared to the first three quarters of 1996. The increase in ski and fitness revenue was primarily attributable to a 13.4% increase in the number of lift tickets sold, an increase of 7.2% in the average lift ticket price, a 35.7% increase in ski school revenues and a 31.7% increase in season pass revenues. Fitness revenue for the first three quarters of 1997 was $83,915 accounting for 9.0% of ski and fitness revenue. During the first three quarters of 1997, the volume of conference business declined as compared to the first three quarters of 1996, which resulted in a decline of conference related food and beverage revenues of $109,510 and a decline of conference rooms revenue of $17,310. Food and beverage revenues and rooms revenue, other than those generated by conference business, increased by 1.9% and 5.4%, respectively, in the first three quarters of 1997 as compared to the first three quarters of 1996.

     Gross profit as a percentage of total revenues increased from 28.1% in the first three quarters of 1996 to 41.1% in the first three quarters of 1997. This is primarily due to better control of expenses combined with an 3.9% increase in revenue as compared to the first three quarters of 1996. The Company believes that it should be able to continue to increase revenues without a significant increase in the cost of sales, which should positively affect the Company's gross profit.

     Operating Expenses. Operating expenses were $1,546,106 for the first three quarters of 1997, representing a decrease of $126,854 or 7.6%, as compared to the first three quarters of 1996. As a percentage of revenue, operating expenses declined from 58.4% in the first three quarters of 1996 to 52.0% in the first three quarters of 1997. Since a majority of the operating expenses do not fluctuate significantly with the level of revenues, the Company believes its net income should continue to be positively affected by increasing revenues.

     Net Operating Loss. The Company had a net operating loss in the first three quarters of 1997 of $323,383 as compared to a net operating loss of $869,743 in the first three quarters of 1996, representing a decrease in loss of $546,360 or an improvement of 62.8%.

FISCAL YEAR ENDED DECEMBER 31, 1996 ('FISCAL 1996') COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1995 ('FISCAL 1995')

     Revenue and Gross Profit. Revenue increased from $3,866,418 in Fiscal 1995 to $3,983,218 in Fiscal 1996. This increase was due to a higher number of guests utilizing the Resort as well as price increases of lift tickets and hotel room rates. Lodging revenue increased by 10.1%, ski and fitness revenue increased by 6.7%, other revenue decreased by 20.6% and food and beverage revenue decreased by 4.0%. This decrease in food and beverage revenue resulted primarily from a decline in banquet revenues attributable to one large, multi-day conference held in Fiscal 1995 that was not repeated in Fiscal 1996.

     Gross profit as a percentage of total revenues decreased from 37.3% in Fiscal 1995 to 30.5% in Fiscal 1996. The increase in the cost of sales was primarily attributable to an increase in labor and other expenses associated with expanded resort activities and programs.

     Operating Expenses. Operating expenses were $2,493,238 for Fiscal 1996, representing an increase of $118,086 or 5.0%, as compared to Fiscal 1995. As a percentage of revenue, operating expenses increased slightly from 61.4% in Fiscal 1995 to 62.6% in Fiscal 1996.

     Net Operating Income Loss. The Company incurred a net operating loss in Fiscal 1996 of $1,277,145 as compared to a net operating loss of $933,944 in Fiscal 1995. The increase in the net loss was primarily due to the increase in the cost of sales.

LIQUIDITY AND CAPITAL RESOURCES

     Since acquiring the Resort in 1993, the Company has funded operations from debt and equity financing provided by its Principal Stockholders, a bank line of credit and other loans guaranteed by its Principal Stockholders, the sale of real estate and cash flow from operations. During Fiscal 1995 the Company financed its shortfalls primarily with the sale of six condominium units, each at a price of $110,000 and through $400,000 of additional equity financing from its Principal Stockholders. In November 1995 the Company transferred ownership of its remaining condominium units to its Principal Stockholders, which were subsequently financed with individual loans secured by mortgages, the proceeds of which were then loaned by the Principal Stockholders to the Company. In Fiscal 1995, such loan proceeds totalled $500,500 of which $280,000 was used by the Company to repay existing Company financing secured by the condominium units. In Fiscal 1996, such additional loan proceeds totalled $700,000 of which $99,915 was used to repay the remaining financing that was secured by the condominium units. In addition, the Principal Stockholders contributed an additional $650,000 of equity in Fiscal 1996. In the first six months of 1997, the Principal Stockholders made loans to the Company totaling $537,000. Beginning January 1, 1998, the loans accrue interest at a rate of 8% per annum and mature on January 1, 2008. See 'Certain Transactions' and Note 5 of Notes to Financial Statements.


     In January, 1998, in connection with the commencement of the marketing and sales of its VOIs, the Company borrowed $50,000 from each of Richard R. Frary and Joel A. Mael pursuant to a promissory note. Under the terms of the promissory notes, the loans accrue interest at the rate of 8% per annum and have a maturity date of the earlier of (a) one year from the date thereof and (b) the completion by the Company of a public offering in which gross proceeds of $5,000,000 are raised from the sale of its securities. Should the Company not complete a public offering by June 30, 1998, Mr. Frary and Mr. Mael each have the option, exercisable until the maturity date of the loans, to exchange the principal and interest owed thereunder for 2.5% of the limited partnership interests of each of Ascutney Mountain Resort Hotel, L.P., Ascutney Mountain Resort, L.P. and Ascutney Mountain Resort Realty, L.P. The Company intends to repay the loans in full from the proceeds of the Offering. Mr. Frary will serve as a director of the Company upon the closing of the Offering. The Company has entered into an advisory and consulting agreement with Tallwood Associates, Inc. ('Tallwood') of which Mr. Frary and

Mr. Mael are the principal stockholders. See 'Management -- Advisory and Consulting Agreement' and 'Management -- Executive Officers and Directors.'

     Additionally, in December 1997, the Company borrowed $57,000 from International Merona, Inc. pursuant to a promissory note. Under the terms of the promissory note, the loan accrues interest at the rate of 10% per annum and has a maturity date of the earlier of (a) December 8, 1998 and (b) the date upon which the Company receives $5,000,000 from the sale of its securities. The proceeds of this loan were used by the Company for expenses in connection with the Offering, and the Company intends to repay the loan in full from the proceeds of the Offering.

     In July 1997, the Company obtained a $1.5 million line of credit from Mascoma Savings Bank bearing interest at the prevailing prime rate plus 1.75%, as adjusted from time to time (effective rate of 10.25% as of September 30, 1997). Approximately $900,000 was used to prepay the existing Fleet Bank line of credit and to pay closing costs leaving an additional $600,000 of borrowing capacity for working capital purposes. The Company intends to repay a portion of the amount outstanding under the line of credit with the net proceeds of the Offering. See 'Use of Proceeds.'

     The Company also obtained a block grant loan in November 1994, having an initial principal amount of $240,000 from the Town of West Windsor, Vermont. The loan accrues interest at a rate of 5.0% per annum and has a maturity date of February 20, 2010. The loan is guaranteed by the Company's Principal Stockholders.

     Additionally, the Company obtained a loan in May 1994, having an initial principal amount of $400,000 from VEDA. The loan accrues interest at a rate of 5.5% per annum and has a maturity date of June 3, 2004. The loan is guaranteed by the Company's Principal Stockholders and has a balloon payment due at maturity of $171,639.

     The net proceeds from the Offering will be used for upgrades and expansion to the Resort's ski lifts, snowmaking, grooming and trail systems, purchase of additional mountain equipment and vehicles, hotel and Resort improvements, development of a golf course on Resort property, development of a vacation ownership intervals program, repayment of debt, and for working capital (including possible business acquisitions). In addition, the 17 condominium units currently owned by the Company's owners will be leased to Snowdance, Inc., and approximately $1,180,000 of the related party debt will be contributed as capital.


     Upon the closing of the Offering, Snowdance, Inc. will acquire approximately 800 acres of land known as Hogback Mountain, located in Marlboro, Vermont. The Company plans to explore possible development opportunities for this land. As consideration for the purchase of this land, the Company will issue 292,500 shares of Common Stock to the owners of the assets. Additionally, the Company will pay up to approximately $75,000 of expenses related to the property.


     The Company believes that based on its present plans, the net proceeds of this Offering, when combined with the Company's existing capital resources and anticipated revenues from operations, will be sufficient to enable it to maintain current and planned operations for a period of at least 12 months after the consummation of this Offering. In the event that the Company's plans change or its assumptions change or prove to be inaccurate or if the net proceeds of this Offering or cash flow prove to be insufficient (due to unanticipated expenses or otherwise), the Company may seek to minimize cash expenditures and/or obtain additional financing in order to support its plan of operations. Sources of capital may include additional equity or debt financings. Additionally, future acquisitions could be financed through a combination of internally generated funds, bank borrowings, public offerings or private placements of equity (which may cause dilution to existing holders of capital stock of the Company) or debt securities, the combination of which will depend on the size of the acquired resort or property and the Company's capital structure at the time of an acquisition.

     Cash used by operating activities was $760,604 for the nine months ended September 30, 1997 compared to cash flow used for operating activities of $1,069,435 for the same period in 1996. Cash used for operating activities was $1,087,760 and $1,347,597 in Fiscal 1996 and 1995, respectively. The 28.9%
improvement in the first three quarters of 1997 compared to the first three quarters of 1996 was primarily due to lower overall operating costs and to a lesser extent, increased revenues.

     The Company's capital expenditures for the years ended December 31, 1995 and December 31, 1996 were $34,466 and $44,576, respectively. Assuming that the Offering is successfully completed, management expects capital expenditures to total approximately $6,000,000 over the next 12 months, approximately 50% of which is intended to be spent upgrading the ski lifts, snowmaking, grooming and trail systems.

     Upon closing of the Offering, the Company will enter into three-year employment agreements with Steven Plausteiner and with Susan Plausteiner. Steven Plausteiner's agreement will provide for an annual base salary of $100,000 plus a bonus determined by the Company's Board of Directors, and certain other benefits. Susan Plausteiner's agreement will be substantially identical. See 'Management -- Employment Agreements.'

     Management is not aware of any trends or events, commitments or uncertainties which have not otherwise been disclosed that will or are likely to impact liquidity in a material way.

FLUCTUATIONS IN QUARTERLY RESULTS

     The Company's operating results may fluctuate from quarter to quarter as a result of the seasonal nature of the ski resort operations. The Company recognizes its highest revenue levels during its first fiscal quarter. This quarter accounted for approximately 36.6% and 40.6% for Fiscal 1995 and Fiscal 1996 total revenues, respectively.

                                    BUSINESS

OVERVIEW

     Snowdance, Inc. owns and operates one of the premier fully-integrated, all season mountain resorts in New England and further seeks to develop and operate other fully-integrated year-round recreational resorts focusing on affordable family vacations. The Company intends to develop resorts that emphasize skiing, snowboarding and other winter recreational activities as well as warm weather activities such as golf, tennis and hiking, thereby offering true year round amenities. The Company believes that the opportunity to develop and sell the property surrounding these amenities could provide it with its greatest potential source of cashflow and income. Such property related development is expected to include weekly vacation ownership interval ('VOI') sales (also known as time shares), and may also include condominium construction and sales, and second home and land sales. The Company has entered into a marketing and sales agreement with Westerly Resorts Group, Inc., an experienced VOI developer and marketer with projects in the Caribbean and Colorado. Marketing of more than 5,000 VOIs in Ascutney's hotel is anticipated to commence in 1998.

     To date, the Company has focused its resources on developing its first fully-integrated family-oriented property, the Ascutney Mountain Resort located in Brownsville, Vermont. Recently, the Company agreed to acquire its second property for potential future development called Hogback Mountain in Marlboro, Vermont. Upon successful implementation of its strategy at Ascutney, the Company intends to seek other opportunities that fit its strategy of developing and operating year-round affordable, family resorts.

THE MOUNTAIN RESORT INDUSTRY

     There are approximately 800 ski areas in North America, approximately 500 of which are located in the United States and approximately 300 of which are located in Canada. During the 1996-97 ski season, these U.S. ski areas accounted for approximately 52.5 million skier days (of which approximately 12.1 million skier days were attributed to northeastern United States ski areas). A 'skier day' is defined as one day representing a single day or night visit to a ski area. The Company believes that of the 800 North American ski areas, only a small number are fully-integrated, destination resorts.

     North American ski resorts range from small regional ski areas which primarily attract day skiers from nearby populations to large amenity-filled resorts focused on destination visitors who seek a comprehensive vacation experience. Day visitors generally tend to focus primarily on lift ticket prices and resort accessibility. Destination visitors generally stay for one or more nights, and primarily focus on the number of amenities and activities offered as well as the perceived overall quality of their vacation experience. The Company believes that destination visitors spend more on non-lift ticket items than day visitors and may be less likely to change their skiing plans because of changes in local weather conditions. As a result of these differences, destination visitors generate significantly higher revenue per day than day visitors and provide desirable balance to a resort's revenue mix.

     While skier days generated by the Resort have grown by approximately 26% since the 1993-94 ski season, total skier days generated by all United States mountain resorts have decreased by a total of approximately 3.8% during the same period. The Company believes that the primary reasons for the Resort's growth in skier days since its acquisition by the current management team in 1993 relative to the rest of the United States include the quality of the resort village, the improved skiing experience and easy access from major metropolitan areas. See 'Risk Factors -- Limited Operating History; Significant and Continuing Losses.'

     The mountain resort industry is characterized by significant barriers to entry since the number of attractive sites is limited, the cost of resort development is high and environmental regulations impose significant restrictions on new development.

     The Company believes that it benefits from current trends which favorably affect the North American mountain resort industry, including (i) new innovative equipment for skiers, such as parabolic or shaped skis which facilitate learning and enhance performance, (ii) increased participation in mountain resort sports such as snowboarding, mountain biking and hiking which are among the fastest growing sports in North America and (iii) demographics under which (a) the large 'baby boom' generation is entering the 45-65 year age category which traditionally is the age group with the largest number of buyers of vacation property and (b) the 'echo boom' generation is entering the teenage years, one of the age groups with the most skiing and snowboarding activity. Moreover, the Company believes that these trends will continue to attract additional destination guests and increase demand from families for vacation real estate in mountain resorts.

     The Company believes that new ski equipment technologies, including parabolic skis, will facilitate wider participation in downhill skiing. Parabolic skis have a narrower mid-section than standard designs, generally allowing for an easier curve and better control into parallel turns. Parabolic skis are more flexible than standard skis and require less muscle strength to turn, decreasing skier fatigue. The Company believes that as a result of the new equipment technologies, it is easier for beginners to learn to ski, and for intermediate and advanced skiers to perform beyond their present abilities. The Company expects to benefit from the increased utilization of parabolic skis which the Resort offers in its retail and rental shops and for which it provides instruction through its ski school.

     The Company believes that the growth in snowboarding will also have a positive impact on the ski industry and will continue to be an important source of lift ticket, ski school, retail and rental revenue growth for the Company. In the United States, skier days attributable to snowboarders have increased an average of 19% per year over the past 3 years and snowboarders are currently estimated to represent 18% of all skier days in the United States. The snowboarding population is expected to double as a percentage of skier days over the next five years according to the 1995-96 survey of Transworld SNOWboarding Business/National Ski Areas Association Resort Survey. Much of this growth can be attributed to the greater acceptance of snowboarding as a competitive amateur sport. In 1985, only 7% of U.S. ski resorts allowed snowboarding, while approximately 93% do as of 1997. Also, the International Olympic Committee recently designated snowboarding as a demonstration event at the 1998 Winter Games in Nagano, Japan.

     While snowboarding has increased interest in 'on-snow' sports among 13 to 24 year old males, the sport is increasingly appealing to a wider group of enthusiasts. According to a recent survey by Ski Industries America, the average age of snowboarders has risen to approximately 24 years old, and nearly one-third of all current snowboarders is female. The Company further believes that the growth in snowboarding among children and teens, who influence family vacation decisions, should allow the Resort to attract additional family destination guests. Consequently, the Resort has constructed a 'snowboard park,' offers snowboarding lessons through its ski school and provides snowboarding equipment in its retail and rental shops. The Company generally intends to place greater emphasis on the Resort's snowboard attractions, programs and events.

RESORT OPERATIONS

     The Company currently owns and controls all of the Resort's operations enabling it to capture a high percentage of the total spending by its year-round guests during their visit to the Resort. Accordingly, while lift ticket sales are traditionally the largest source of revenues for most ski resorts, the Company has a diversified revenue mix, including lodging, food services, lift tickets, ski school, sports and fitness center, day care and retail shops. Lodging revenue was the largest source of revenue in 1996, accounting for approximately 43% of total Resort revenue. The Company expects non-lift ticket revenue will continue to grow at a greater rate than lift ticket revenue as a result of the ongoing expansion of activities and services offered by the Company at the Resort.

ASCUTNEY MOUNTAIN RESORT

     In 1995, Ascutney was ranked among the top three ski resorts for value and the top four ski resorts for families, in the eastern United States by Skiing magazine (October 1995). Since 1983, more than $85 million was invested in connection with the expansion and development of the Resort. Ascutney is a four-season, fully-integrated, destination resort that includes one of Vermont's major ski areas, a 212-room hotel (the fourth largest resort hotel in Vermont) which is suited for timeshare sales due to its larger number of suites, an 18,000 square foot comprehensive sports and fitness center, a three-story base lodge, a ski and rental shop, four restaurants, approximately 30,000 square feet of conference facilities, and 17 slope-side condominium units to be leased from the present owners, all set in a charming New England style village.

     While the Resort offers its guests many of the benefits provided by larger ski facilities, it also retains a family-oriented, friendly atmosphere. The Company provides a comprehensive destination resort experience by combining quality ski facilities and resort services, including convenient ski-on/ski-off lodging, with attractive four season amenities. The Resort attracts guests primarily due to its affordable family-oriented vacations in a self-contained resort village with easy accessibility from most major metropolitan areas in the northeastern United States.

     The Resort is conveniently located in central Vermont's Connecticut River Valley in Brownsville, Vermont, at the foot of Mt. Ascutney. The Resort is six miles from, and is the closest major Vermont ski resort to, Interstate I-91, one of the two main highways in Vermont. The Resort is easily accessible from most major metropolitan areas in the northeastern United States from which it attracts the majority of its visitors. During the 1996-97 ski season, the majority of the Resort's visitors resided in Connecticut, Massachusetts, Vermont and New York. Hartford, Boston and Albany are within a 2 1/2 hour drive and Providence, Montreal and New York City are within a 4 1/2 hour drive. The Resort is 18 miles from the Lebanon, New Hampshire airport which provides regular service to and from Boston, New York, Newark and Albany and five miles from the Amtrak train station in Windsor, Vermont. Approximately 15 miles from the Resort lies Woodstock, Vermont, a quaint New England village where guests can visit numerous art galleries, antique and specialty shops. The town of Manchester, Vermont, located approximately 50 miles from the Resort, is one of Vermont's busiest summer tourist attractions featuring designer discount outlets as well as specialty shops.

ASCUTNEY MOUNTAIN SKI AREA

     The Ascutney Mountain ski area is one of Vermont's 14 major ski resorts with a 1,530 foot vertical rise on Mt. Ascutney. Ascutney Mountain's skier days exceeded 53,000 during the 1996-97 ski season, representing an increase of approximately 26% since the commencement of the Company's operations in 1993 under its current management team. The ski area includes 4 chairlifts, 31 trails, and 115 skiable acres with an approximately equal distribution of beginner, intermediate and expert terrain, including an International Skiing Federation-sanctioned giant slalom trail. The ski area is supported by a three-story base lodge with a cafeteria and lounge seating a total of 500 persons, a two-story ski and rental shop and various maintenance and storage buildings. Snowmaking capability covers approximately 75% of the skiable terrain. There are approximately 20 miles of cross-country trails which range from open meadows suitable for beginners to mountain touring trails suitable for more advanced skiers. At the base of the mountain, tubing, ice skating, children's programs and apres ski entertainment are available. Unlike many Vermont ski resorts, the Company owns all of the land on which the ski facilities are currently located. The Company operates its facilities 7 days a week for skiing and related winter activities from approximately mid-November until the following mid-April.

     Lift Ticket Sales. The Company's goal is to manage lift ticket yields to obtain premium prices during peak periods and increase aggregate lift ticket revenue during non-peak periods. Accordingly, the Company offers a wide selection of lift tickets which vary in price and usage. In all categories there is a reduced price for junior tickets. Unlike the majority of ski resorts, the Company sells junior priced tickets for guests up to the age of 16 years old as opposed to the traditional 12 years; this expanded discount is intended to attract the family market that largely frequents the Resort. Discounted lift tickets and programs, including local school programs, group purchases, Vertical Value discount card purchases and co-promotions with local and national businesses are designed to bolster business during non-peak periods. Introduced in 1995, the Vertical Value discount card was implemented to increase lift ticket revenues as well as to encourage non-peak usage by offering greater discounts during midweek and early and late seasons. The Company also markets and sells hotel packages which combine accommodations, lift tickets and dining. Such packages facilitate vacation planning while providing the Resort with multi-day lift ticket sales.

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     Ski School. The Company operates a ski school at the Resort that offers a variety of programs to skiers, targeted to different ability levels and age groups, including Flying D.U.C.K.S., Young Olympians and Mini Olympians children's programs. The Company anticipates further growth in ski school revenue resulting from technological advances in alpine skiing equipment, for which the ski school has qualified instructors, and from the growth in snowboarding. The Company has approximately 60 instructors on its ski school staff. The Company has adopted a compensation incentive program to reward instructors based on guest satisfaction.

ASCUTNEY MOUNTAIN RESORT HOTEL, LODGING AND RELATED OPERATIONS

     Lodging. The Ascutney Mountain Resort Hotel is a 212-room hotel, constructed in 1984, situated in five buildings at the base of Mt. Ascutney. The rooms are approximately equally divided between standard hotel rooms and suites which through lock-out capabilities may be rented as 1, 2 or 3-bedroom suites. Each suite has a full kitchen, a dining room and a living room with a fireplace and deck. The hotel is located along the lower ski slopes with each building having direct ski-on/ski-off access to the slopes. The main hotel building houses the 140-seat Harvest Inn Restaurant, Brown's Tavern, Biscotti's pizzeria and game room, the two-story Crow's Nest lounge/function room, additional retail space and conference space. The conference space in the hotel can accommodate groups of up to 500 people. In addition, the Resort also includes approximately 17 condominium units at the base of the mountain, to be leased from the present owners, which together with the hotel, can accommodate up to approximately 700 people.

     Food and Beverage Service. Food and beverage service is an increasingly important component in providing a satisfying guest experience at the Resort and has been a significant source of revenue for the Company. The Company owns and operates the Resort's four on mountain food and beverage facilities with more than 500 seats. As a year-round mountain resort, the Resort generates food and beverage revenues throughout the non-ski season, including banquet revenues from groups utilizing the Resort's conference facilities and from wedding receptions.

     Retail Shops. The Company owns and leases commercial space for a retail and ski rental shop (with two locations at the Resort) containing approximately 3,500 square feet of sale/service area which is operated on a concession basis by a third party only during the ski season. The shop sells ski accessories such as goggles, sunglasses, hats and gloves as well as hard goods such as skis, snowboards, boots and ski apparel.

ASCUTNEY MOUNTAIN RESORT SPORTS AND FITNESS CENTER

     The Resort's sports and fitness center of approximately 18,000 square feet, refurbished in the fall of 1993, is located adjacent to the hotel. The center includes one indoor and one outdoor Olympic-sized swimming pool, seven outdoor tennis courts (five har-tru and two all weather), an aerobics studio, two racquetball courts, saunas, free-weights, nautilus and aerobic equipment. The Company believes that the center is the only comprehensive sports and fitness facility of this size in the area and attracts membership from a 20 mile radius.

     The center, which is complimentary to hotel guests, sells monthly and annual memberships. In addition, the center offers daily walk-in passes and coupon books for single admissions. While the number of memberships varies seasonally, on a monthly basis the number of club memberships ranges from approximately 150 to 400 members. Additional fitness center revenues are derived from personal training sessions, massage fees, racquetball fees and tennis and swim instruction.

OPERATING STRENGTHS

     The Company believes that the following operating strengths provide competitive advantages which should enable it to achieve significant growth. Upon the successful implementation of its strategy at Ascutney, the Company intends to seek to acquire resorts or properties that are well suited to utilize the operating strengths of the Company.

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CONTROL OF RESORT OPERATIONS

     The Company controls multiple revenue sources at the Resort, thereby diversifying its revenue mix and ensuring consistency and quality of its operations. In addition to operating the ski lifts, the Company currently manages virtually all ancillary operations at the Resort, including lodging, food services, the ski school, the sports and fitness center and a day care program. The Company's ownership of the commercial property at the Resort allows it to ensure that its retail space enhances the overall appeal of the Resort.

APPEAL TO FAMILY VISITORS

     While the Company's strategy is to offer its guests many of the benefits provided by the larger ski destination resorts, it retains a family-oriented personal atmosphere. The Company's emphasis on affordable family vacations permeates most aspects of its business. The Company believes that, as compared to its competitors, it charges lower fees for the various amenities it offers, and the prices of its lodging and meals are more reasonable. The Company's special programs and services are principally targeted to family destination guests who tend to generate higher and more diversified revenues per guest than day skiers. Programs range from the Mini Olympian and Young Olympian ski schools, which are separate from the adult ski school, to supervised evening programs such as Cheddar's Happy Hours, movies, puppet shows and Parents' Night Out. In addition, the Company believes that the convenience of the self-contained Resort village which offers ski-on/ski-off lodging in large suites, coupled with virtually all facilities being located within walking distance, is particularly attractive to families. Based on a survey by the National Skier Opinion Survey for the 1996-97 ski season, more of the Resort's visitors had children under the age of 16 and a higher percentage of visitors to the Resort were accompanied by their children than the regional average of other ski resorts.

ACCESSIBILITY AND LOCATION

     The Resort is strategically located in central Vermont and is within several hours driving distance from most major metropolitan areas in the northeastern United States. The Company believes that the Resort's proximity to Interstate I-91, one of the two main highways in Vermont, provides it with a significant competitive advantage relative to most of the other major Vermont mountain resorts. From the 1978-79 through the 1996-97 ski seasons, the northeastern corridor has had the second largest number of skier/snowboarder visits in the United States. Vermont had the largest number of skier days during the 1995-96 ski season of all the northeastern states. Additionally, Vermont benefits from an average of 250 inches of snowfall annually.

VACATION OWNERSHIP INTERVALS

     The Company believes that its hotel is an attractive VOI property due to, among other reasons, the high number of suites in its hotel (many of which are duplex units), the presence of existing and planned year-round amenities and Ascutney's proximity to most major population centers in the northeastern United States, all of which can be reached within 2 to 5 hours of driving time. The Company further believes that there is strong interest in families seeking affordable vacations in year-round resorts near their primary residences that offer many of the amenities found at larger destination resorts but on a friendlier, more personal level. Marketing of more than 5,000 VOIs in Ascutney's hotel is anticipated to commence in 1998. The Company also plans to further develop its real estate holdings, including the construction of additional residential units that could be sold as VOIs. The Company believes that the opportunity to develop and sell the property surrounding its existing and year-round amenities could provide it with its greatest potential source of cashflow and income.

MANAGEMENT TEAM

     Members of the Company's senior management team are recognized leaders in the mountain resort industry. The Company's senior management team consists of three individuals who are responsible for strategic direction, as well as oversight of its business, including Resort operations and real estate development activities. Together, the senior management team has over 50 years of experience in the

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mountain resort industry, and have held positions on the Boards of Directors of such recognized public and private organizations as the Vermont Ski Areas Association and Vermont Economic Development Authority. Also, the Company's Chief Operating Officer during a 20-year period held various positions at Mount Snow, a leading Vermont ski resort, including Vice President -- Operation and Planning of Mount Snow Development Corporation, Vice President for Planning and Maintenance of Mount Snow Hotel Corporation and Operations Manager of Mount Snow. In addition, the Company's Chief Operating Officer served as the Director of Whiteface Mountain Ski Center responsible for planning and development of the Ski Center in preparation for the 1980 Winter Olympics in Lake Placid, New York. He was later promoted to Vice President for the Olympic Regional Development Authority in charge of planning and construction for all of the 1980 Winter Olympic venues.

     Additionally, the Company entered into an advisory and consulting arrangement with Tallwood for a one year period commencing on January 1, 1998. Mr. Richard S. Frary and Mr. Joel A. Mael, the principals of Tallwood, have extensive experience in real estate finance and development. Mr. Frary served as head of Drexel Burnham Lambert Inc.'s Corporate Finance Department's real estate group which was responsible for in excess of $15 billion of corporate and mortgage financing for public and private real estate companies and corporate clients. See 'Management -- Advisory and Consulting Agreement' and 'Management Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources.'

BUSINESS STRATEGY

     The Company's operating formula links the staged expansion of its mountain ski facilities at the Resort with the strategic development of its real estate. The Company's primary objective is to maximize and diversify its revenue sources by capitalizing on its operating strengths and through expansion of the Resort and the development of its real estate as described below. This strategy is designed to increase and balance year-round utilization and to enhance real estate values at the Resort. The implementation of this strategy begins with the continued enhancement of the skiing experience coupled with hotel improvements. In addition, the Company has the capacity to expand ski operations to the peak of Mt. Ascutney.

     The Company intends to implement a multi-stage plan to realize the significant value of its real estate. The Company plans to commence the sale of VOIs in the Resort's hotel, designed to increase destination visitors to the Resort and increase total Resort revenue. The intended sale of VOIs, commonly known as timeshares, in the Resort's hotel is expected to be carefully managed by the Company, in conjunction with its Joint Venture Partner. To enhance the marketing and sales of the Resort's real estate, the Company's expansion plans include the addition of an 18-hole golf course with additional adjacent residential units, as well as additional commercial development. Finally, the Company also intends to explore possible development opportunities regarding its other real estate holdings, including examinations of zoning and other regulatory approvals necessary for any such development. The Company believes that the integration of the Resort with further real estate development should attract increasing numbers of visitors and buyers of real estate.

     The expansion of the Resort's mountain facilities, the offering of vacation ownership intervals and the Company's further development of its real estate holdings should together add to the Company's ability to increase year-round utilization of the Resort. Specifically, the Company's strategy to maximize revenues is as follows:

EXPANSION OF SKI AND YEAR-ROUND OPERATIONS

     An important component of the Company's business strategy is the expansion and enhancement of its core ski operations, while at the same time increasing the range of complementary activities and services offered to its guests throughout the year. The Company plans to enhance the skiing experience at the Resort through major upgrades to the ski lifts, snowmaking, grooming and trail systems. Principal improvements include the addition of one new high-speed quad chairlift as well as the relocation of one of the existing chairlifts, which will increase the mountain's total uphill capacity by more than 45% to approximately 6,350 skiers per hour. In addition, the Company plans to increase snowmaking

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capabilities at the Resort, bringing coverage to approximately 95% of the skiable terrain. Major trail modifications have been designed to allow different levels of skiers to utilize more of the mountain when combined with the planned increased snowmaking. Further, the Company intends to explore expanding the Resort's operations to a higher elevation on Mt. Ascutney, which if successfully achieved would result in the Resort having the fourth highest vertical rise of any Vermont ski operation. The plan also provides for the acquisition of Resort equipment and is expected to include both on-road and off-road vehicles such as snow groomers. See 'Use of Proceeds.'

     The Company also seeks to increase year-round utilization of the Resort by developing more summer and shoulder season activities and amenities. The Company believes that increases in utilization during the summer and shoulder seasons should enhance the Company's ability to attract additional restaurants and shops, thereby enhancing the four-season appeal of the Resort and the demand for and market value of its Resort real estate property. The Resort offers guests a variety of activities during the non-ski season, including mountain biking (on approximately 20 miles of the Resort's cross country trails), outdoor tennis, swimming and hiking. Canoeing, horseback riding and fishing can be arranged for at nearby facilities. Additionally, visitors during the summer and shoulder seasons can take advantage of golf courses, historic sites, museums and antique shops located near the Resort area. The 'shoulder season' is defined as the off-season periods between the winter and summer seasons.

RESORT HOTEL IMPROVEMENTS

     The Company plans hotel improvements as well as the acquisition of Resort equipment and computer systems. The major components of the improvements include selected refurbishing of hotel rooms and common areas, expanded activity areas for children's programs, expansion of hotel dining facilities and infrastructure improvements to roads and hotel parking lots. See 'Use of Proceeds.' With the improvements contemplated by the Company's plan, the Resort is expected to attract more hotel guests thereby increasing hotel occupancy and increasing utilization of other existing Resort services such as food services, ski school, day care and children's programs.

VACATION OWNERSHIP PROGRAM

     The Company has entered into a marketing and sales agreement, dated as of December 30, 1997 (the 'Joint Venture'), with Westerly Resorts Group, Inc. regarding the marketing and sale of VOIs in the Resort's hotel. It is contemplated that the Joint Venture will sell up to 5,000 VOIs in the Resort's hotel. The Company believes its hotel is an attractive VOI property due to, among other reasons, the high number of suites in its hotel (many of which are duplex units), the presence of existing and planned year-round amenities and Ascutney's proximity to most major population centers of the Northeast, all of which can be reached within 2 to 5 hours of driving time (Air transportation is available at the Lebanon, New Hampshire airport near Dartmouth College less than 20 miles away). Westerly Resorts Group, Inc. (the 'Joint Venture Partner') is an experienced VOI developer and marketer with projects in the Caribbean and Colorado. Under the terms of the Joint Venture, the Company will be responsible for the management of the operations of the Ascutney Mountain Resort Hotel and the Joint Venture Partner will be responsible for the marketing and sale of all VOIs in the hotel. Further, pursuant to the Joint Venture, the Company will retain as a fixed fee 25% of the gross sales price of each VOI sold. Additionally, after payment and/or reimbursement for certain expenses of the Company and all of the expenses of the Joint Venture Partner, all net profits from sales pursuant to the Joint Venture, subject to certain limitations and adjustments with respect to the calculation of expenses, will be distributed as follows: 67.5% to be retained by the Company and 32.5% to the Joint Venture Partner. Additionally, the Joint Venture Partner will receive a monthly expense advance equal to 45% of the previous month's gross sales less certain chargebacks and other amounts owed to the Company. Such expense advance will be offset on a quarterly basis against the monies that the Joint Venture Partner is entitled to receive as computed using the above formula. The Joint Venture is for an initial term of 5 years from the date thereof, with the option to renew, subject to the approval in writing by the Company and the Joint Venture Partner, for 5 year increments thereafter. Upon an event of default, which includes the failure to comply with the agreement by one party, the other party, upon giving written notice, may terminate the Joint Venture. The Joint Venture may also be terminated by the mutual agreement in writing by the

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parties or by either party individually. Should the Company exercise its right, in its sole discretion, to terminate the Joint Venture, the Company will be prohibited from selling VOIs in the Resort's hotel for a period of two years. Similarly, should the Joint Venture exercise its right, in its sole discretion, to terminate the Joint Venture, the Joint Venture Partner will be prohibited from engaging in the timeshare business in the State of Vermont for a period of two years. Additionally, the Company may terminate the Joint Venture upon 60 days' notice should the Joint Venture Partner fail to meet certain sales goals. While the Joint Venture is only for the sale of VOIs in the Resort's hotel, should the Company decide to sell other timeshare products in the Resort, the Company has agreed to negotiate on an exclusive basis for a period of two months after notice with the Joint Venture Partner regarding engaging it as a marketing partner. By entering into the Joint Venture with the Joint Venture Partner, the Company intends to mitigate its risks associated with the VOI program. Additionally, the Company, along with the Joint Venture Partner, intends to manage its inventory risk by initially offering for sale only part of the Resort's hotel on a VOI basis, while operating the remainder of the Resort's hotel on a traditional overnight basis. See 'Risk Factors -- Uncertainty of Development of Vacation Ownership Intervals and Golf Course Development.'

     The Company plans to initiate a VOI program for the Resort's hotel prior to any new construction of additional units at the Resort, whereby fixed weekly intervals will be sold in fully-furnished vacation units. The offering program is expected to begin in 1998. When the Company's VOI program commences, the Resort will be one of only two fully-integrated, destination resorts in Vermont that offers a VOI program. The Company believes that the offering of VOIs in its existing hotel will increase destination visitors to the Resort, which should increase revenues for the Resort including lift tickets, food and beverage, retail and other sources.

     The Joint Venture is expected to direct its marketing and sales efforts for VOIs in the Resort's hotel generally to family households in the middle and upper middle income brackets who previously have visited the Resort or prefer outdoor recreational activities at destination locations. It is anticipated that the Joint Venture will spend significant amounts of money in the future on marketing and sales as it offers VOIs in the Resort's hotel. The primary method of marketing the Resort's vacation ownership property is expected to be through direct mail mini-vacation invitations. The Joint Venture intends to provide hotel accommodations to prospective purchasers at reduced prices while they tour the Resort. Sales personnel are expected to be generally experienced in VOI sales and to participate in ongoing training.

     The resort component of the vacation industry is serviced primarily by two alternatives for overnight accommodations: (i) commercial lodging establishments and (ii) timeshare or 'vacation ownership' resorts. Commercial lodging consists of hotels and motels in which a room is rented on a nightly, weekly or monthly basis for the duration of the visit and is supplemented by rentals of privately-owned condominium units or homes. For many vacationers, particularly those with families, a lengthy stay at a quality commercial lodging establishment can be very expensive. In addition, availability of commercial lodging may be limited during peak periods.

     VOIs have been one of the fastest growing segments of the hospitality industry over the past two decades. The number of vacation ownership resorts throughout the world increased from approximately 630 in 1981 to approximately 4,350 in 1996. During the years 1988 through 1996 worldwide vacation ownership sales grew at about 15% per year, from under $500 million in 1988 to approximately $5 billion in 1996. The Company believes there is substantial capacity for additional growth since less than 2% of all households in the United States owned a VOI as of 1996. According to the American Resort Development Association, the typical vacation interval owner is upper-middle-income, middle-aged, and well-educated. Additionally, of VOI owners in the United States, 69.5% have incomes over $50,000, and 67.5% are 45 years of age or older. The median annual household income of owners of VOIs in the United States is approximately $71,000. The Company believes that its Resort can capitalize on the growth of VOIs because its visitors' demographics are similar to those of the typical VOI purchaser. In addition, over one-third of VOI owners are from the northeast, the region from which the Resort draws approximately 75% of its visitors.

     The Company believes that a significant part of the success of the vacation ownership industry may be attributable to the growth of timeshare exchanges which have increased flexibility to owners of

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VOIs. Such timeshare exchange companies allow owners to exchange weeks and locations. Of the 4,350 worldwide vacation ownership resorts, approximately 95% are associated with an exchange company, with such companies arranging approximately 80% of the timeshare vacations taken worldwide each year. The Company expects that the Joint Venture will associate itself with one of the leading exchange companies. The Company believes that another significant factor contributing to the current success of the vacation ownership industry is the entry into the vacation ownership market of some of the world's major lodging, hospitality and entertainment companies, such as Marriott International, Inc., The Walt Disney Company, Hyatt Corporation, Four Seasons Hotels and Inter-Continental Hotels and Resorts.

     The Company anticipates that the Joint Venture will offer financing to purchasers of up to approximately 90% of the purchase price of a VOI. Such financing may be provided primarily by the Company and, if appropriate, through third party lenders. It is anticipated that a significant number of purchasers of the Company's VOIs will avail themselves of such financing. The Company believes that such financing is expected to be attractive to purchasers who find it convenient to handle all facets of the purchase of VOIs through a single source and because down payments required by such financing are intended to be similar to those required by banks and mortgage companies which offer such type of credit. The typical financing extended by the Joint Venture is intended to be a term of approximately seven years and at a fixed interest rate. For information regarding the regulation of VOIs see 'Business -- Regulation and Legislation.'

DEVELOPMENT OF REAL ESTATE

     In light of the Resort's existing amenities, significant amount of developable land and attractive location, the Company believes that the Resort has numerous potential opportunities for further real estate development. The Company believes that similar factors which motivate skier visits to the Resort, such as accessibility, four-season attractions, amenities and proximity to major markets, should also tend to enhance values of the Company's real estate over time. Approximately 400 of the approximately 750 acres of the Company's land at the Resort are currently undeveloped. The Company also owns related infrastructure such as water and wastewater systems (which can support an additional 390 residential units at the Resort), certain roads, parking lots and maintenance facilities.

     The Company plans to further develop its real estate holdings as part of the overall expansion of the Resort. The original master development plan of the previous owner of the Resort contemplated approximately 560 residential units (172 of which have already been built), an 18-hole golf course, and further commercial development. The Company believes that its current supply of land at the Resort can support real estate development activities for approximately 10 to 15 years. The Company may also consider opportunities to add to its inventory of available land. By carefully managing the number and mix of new real estate interests it markets each year, the Company intends to achieve attractive returns through a balanced utilization of the Resort and its real estate.

     Previous plans for the Resort included the future construction of an 18-hole golf course to be surrounded by 100 to 140 townhouse units. In 1986, the previous owner of the Resort had applied for conceptual approval in accordance with Vermont's principal environmental law, Act 250, for a golf course at the Resort and was issued a conceptual Land Use Permit on the basis of the application, which permit has since expired. The District Environmental Commission which issued the conceptual Land Use Permit found that the proposed golf course and residential units were in conformance with the West Windsor Town Plan. While these plans and projects were never completed, the Company believes that potential opportunities still exist for these and other projects to be constructed on the approximately 400 acres currently available for development at the Resort. The Company is assessing the development of an 18-hole golf course with additional adjacent residential units, all on land currently owned by the Company.

     Typically, golf is a primary attraction for mountain resorts in the summer and shoulder seasons, generating revenues from greens fees, cart rentals and pro-shop sales and should increase the overall demand for Resort real estate. In addition, in such resorts, golf is also responsible for generating a significant portion of the food and beverage and lodging revenues during the summer. The developable land parcels adjacent to a golf course generally achieve higher selling prices than other real estate.

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OPPORTUNITIES FOR FURTHER DEVELOPMENT

     Upon the closing of this Offering, the Company will acquire substantially all the assets of a former day ski area known as Hogback Mountain, which covers approximately 800 acres of land located in southern Vermont and includes buildings whose tenants are currently a restaurant, a gift shop and two small museums, the businesses of which are not being acquired by the Company. Hogback Mountain is located within 20 miles of the Mount Snow and Haystack ski areas and offers an unobstructed, panoramic view of three states. Hogback Mountain is within 30 minutes driving distance to several ski areas, golf courses, large lakes, annual music festivals and other attractions. The Company believes that Hogback Mountain offers attractive development potential.

     One of the tallest mountains in southern Vermont, Hogback Mountain is situated adjacent to Route 9, a primary east-west thoroughfare in Vermont. Route 9 connects Brattleboro in the southeast corner of Vermont with Bennington in the southwest corner and is one of the most traveled roads in Vermont.

     Over the years, the Hogback Mountain property developed in a number of ways. A small ski area with a total of 24 trails and slopes and a base lodge was developed. The ski area has not been operating since the mid 1980's. In addition, a restaurant and gift shop as well as a few rental cottages were built. Two small museums were also established, one of which is currently expanding to a newer facility at Hogback Mountain. The Company believes that Hogback Mountain could support cross-country and downhill skiing, snowmobiling and other winter activities as well as certain summer and shoulder season activities in the event that the necessary regulatory approvals were obtained and appropriate development resources were expended. Hogback Mountain is currently registered with VAST, the Vermont Association of Snow Travelers, a snowmobiling association. The Company intends to explore possible development opportunities regarding the land at Hogback Mountain, including an examination of zoning and other regulatory approvals necessary for any development.


     As consideration for the purchase of Hogback Mountain, the Company will issue an aggregate of 292,500 shares of Common Stock to Skyline Partners, L.P., a New York limited partnership and the owner of the 800 acres of land at Hogback Mountain and the buildings whose tenants are currently the Skyline Restaurant, gift shop and the two small museums at Hogback Mountain. Additionally, the Company will pay up to approximately $75,000 of expenses related to the property. An independent appraisal, dated November 7, 1997, has valued Hogback Mountain at approximately $3,500,000. There can be no assurance, however, that such appraisal represents the fair market value of Hogback Mountain. Pursuant to the purchase and sale agreement, subsequent to the closing of the Offering, at the option of the Company, Skyline Partners, L.P. may manage the Hogback Mountain property in accordance with a management agreement between the Company and Skyline Partners, L.P., pursuant to which the Company shall pay a monthly fee to Skyline Partners, L.P. in an amount to be mutually agreed upon by the parties. The Company also intends to lease the buildings including the Skyline Restaurant and gift shop at Hogback Mountain to the Vermont Natural Company, the current owner and operator of such businesses. The lease will be on a month-to-month basis, terminable by the Company or by the tenant on 30 days notice, at a rent in an amount to be mutually agreed upon by the parties. The Company will not, however, be purchasing any portion of the businesses operating on such premises. Skyline Partners, L.P. and, its wholly owned subsidiary, Vermont Natural Company, are affiliates of Josephthal. See 'Certain Transactions' and 'Underwriting.'


     Upon the successful implementation of its strategy at Ascutney, the Company intends to seek other opportunities that fit its core strategy of developing and operating year-round affordable, family resorts. The Company believes there are other possible development opportunities available to it. The Company further believes that there is strong interest in families seeking affordable vacations in year-round resorts near their primary residences that offer many of the amenities found at larger destination resorts but on a friendlier, more personal level. The Company's management team combines experience in ski resort operation, mountain resort development and finance, and the Company believes that its management is well suited to carry out its business strategy.

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RESORT MARKETING AND SALES

     The primary objectives of the Company's marketing strategy for its operations include (i) increasing the Company's market share of northeastern ski visitors by continuing to increase the recognition associated with the Resort,
(ii) building demand during both peak and non-peak periods and (iii) expanding the summer and shoulder season business of the Resort.

     The Company's marketing methods include print media advertising in ski industry and lifestyle publications whose readership the Company believes generally reflects the demographic profile of the Resort's customers. The Company is also active in a number of promotional programs such as discount programs offered through local retailers designed to attract local day skiers. Since 1995, the Company has produced its own magazine which promotes the Resort's features and attractions while promoting the surrounding region as well. In addition, the Company uses direct mail advertising and is placing increasing emphasis on its web site which has generated up to 44,000 hits in a single month.

     Given the Resort's characteristics and layout, the Company's marketing efforts concentrate on both the family vacation market and the conference market. With the convenience of a self-contained resort village, coupled with large hotel suites, the Company believes that the Resort is particularly well suited for families with young children. In addition, the Resort has also attracted group and conference business including corporate meetings, conventions, weddings and ski groups. The Resort has fifteen function rooms that range in size from approximately 500 square feet to over 4,000 square feet and can accommodate groups from as small as 20 to as large as 500. The Company believes that the Resort ranks among the top four conference centers in Vermont.

     To increase awareness of the Ascutney name, the Company has entered into sponsorship relationships with local and national companies and has hosted several entertainment events, including concerts of the Vermont Symphony Orchestra. The Resort has also hosted a number of sporting events including the Mountain Dew'tm' Vertical Challenge and the Boston College Winter Carnival.

REGULATION AND LEGISLATION

     The Company is subject to various laws and regulations relating to the operation of its Resort and related activities, which are administered by numerous federal, state and local governmental agencies. Additionally, the mountain resort industry is subject to extensive regulation. The Company is or may be subject to various federal, state and local environmental, zoning and other statutes and regulations regarding the sale, subdivision, and acquisition of real estate and timeshare interests and their financing. The Company believes that it is in full compliance in all material respects with such applicable laws and regulations.

     Development of the Company's property in Vermont is subject to comprehensive environmental legislation, commonly referred to as Act 250, as well as state administrative regulations. This regulatory framework, in general, encompasses such areas as water quantity and quality, air quality, traffic considerations, availability of municipal services, use of natural resources, impact of growth, energy conservation and utility services, conformance with local and regional plans, and public building approvals, together with a number of other safety and health regulations. Additionally, each municipality has its own planning and zoning requirements.

     Permits and approvals mandated by such regulation for development of any magnitude are often numerous, significantly time-consuming and onerous to obtain and not guaranteed. The permit processes are administered by numerous state, regional and local boards and agencies with independent jurisdictions. Permits when received are subject to appeal or collateral attack and, in some cases, are of limited duration, after which review is necessary. These requirements have a direct bearing on the ability of the Company or others to further develop their resorts in Vermont. All other Vermont ski areas are also subject to similar processes. While the Company believes that its operations and development goals are and will be in full compliance in all material respects with applicable federal, state and local requirements, it must be recognized that growth and development opportunities within Vermont may be limited and more costly as a result of these legislative, regulatory or municipal requirements.

     An application for an Act 250 Permit was filed by the previous owner of the Resort for conceptual approval of a master plan for the Resort, including 560 condominiums and an 18-hole golf course. The District Environmental Commission of the State of Vermont (the 'Commission') issued a conceptual Land Use Permit in response to such application. The Commission found that the project described in the application would not cause or result in a detriment to public health, safety or general welfare under the criteria described in 10 V.S.A., Section 6086(a). However, the conceptual Land Use Permit issued by the Commission in August 1987 has expired. A new application and subsequent approval thereof, as well as other regulatory approvals, would be needed if the Company decided to develop a golf course.

     The Company would need to lease additional land from either the State of Vermont or the Town of West Windsor or both if it were to expand ski operations to the peak of Mt. Ascutney. Under the terms of the lease, either the Vermont Department of Forests and Parks and/or the Town of West Windsor would be expected to have the right to review and comment on the location, design and construction of improvements on the leased land and on many operational matters. The Vermont Department of Forests and Parks leases land to 7 of the 19 ski areas in Vermont. The terms of such leases are substantially similar for all ski areas and the payment is calculated as a percentage of gross lift ticket revenues based on the number of lifts that a ski area builds on state-owned land. To the Company's knowledge, no lease for a ski resort has ever been terminated by the Vermont Department of Forests and Parks. See 'Risk Factors -- Permits and Regulatory Matters.'

     Many state and local authorities have imposed restrictions and additional regulations on developers of vacation ownership properties. The Company is subject to various regulatory requirements including state and local approvals. These restrictions are expected to generally increase the cost of selling VOIs. In compliance with state laws, the Company expects that the Joint Venture will provide its vacation ownership purchasers with a public disclosure statement which contains, among other items, detailed information about the surrounding vicinity, the Resort and the purchaser's rights and obligations as an interval owner. While permissible under Vermont law, the State of Vermont does not expressly regulate VOIs. However, condominium regulations are applicable to VOIs in the State of Vermont. The Company has set up the VOIs so as to comply in all material respects with the Vermont Condominium Ownership Act as well as other applicable state regulations. Accordingly, the Company has obtained local zoning approval and has also applied for and expects to receive state land use approval.

     The Company expects that the Joint Venture's customer financing activities will also be subject to extensive regulation, which may include the Truth-in-Lending -- Regulation Z, the Fair Debt Collection Practices Act, the Equal Credit Opportunity Act -- Regulation B, the Electronic Funds Transfer
Act -- Regulation E, the Home Mortgage Disclosure Act -- Regulation C, Unfair or Deceptive Acts or Practices -- Regulation AA, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act and the Right to Financial Privacy Act. The Company believes that the Joint Venture will be in compliance in all material respects with such regulations.

COMPETITION

     The ski industry is highly competitive. The Company competes with mountain resort areas in the United States, Canada and Europe for both destination and day skiers, including mountain resorts in Vermont (many of which have greater financial resources, greater name recognition and a greater share of the market). The Company also competes with other leisure industry companies, including warm weather resorts, for the vacation guest. The Company's major North American competitors include the major New England ski areas, Colorado and Utah mountain resorts, the Lake Tahoe mountain resorts in California and Nevada, the Quebec mountain resorts and the major ski areas in the Canadian Rockies. Many of the Company's current competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial and marketing resources than the Company. The Company believes that the Resort is one of a relatively small number of ski areas in North America able to attract both the day skier and the destination guest by providing a comprehensive vacation experience. The competitive position of the Resort is dependent upon many diverse factors such as proximity to major metropolitan areas, prevailing weather conditions, availability and cost of transportation to the Resort, pricing of ski services offered, snowmaking capabilities, type and quality of skiing offered, duration of the ski season, the number, quality and price of related services and lodging facilities, and the reputation of the Resort.

     Additionally, as the Company through the Joint Venture develops the VOI program at the Resort, it may experience significant competition for customers and for qualified personnel from other entities engaged in the business of resort development, sales and operations, including vacation interval ownership, condominiums, hotels and motels. Beginning in 1984 with the successful entry of Marriott International, Inc. into the VOI business, many of the world's leading lodging and hospitality companies have begun to develop and sell VOIs. Major companies which now operate or are developing VOI resorts include The Walt Disney Corporation, Hilton Hotels Corporation, Hyatt Corporation, Four Seasons Hotels and Inter-Continental Hotels and Resorts. These companies possess significantly greater financial, marketing, personnel and other resources than those of the Company. Nevertheless, the vacation ownership industry remains highly fragmented with many of North America's vacation ownership resorts owned and operated by small, regional companies. Furthermore, there are other hotels and vacation resorts in the Company's market that provide competitive alternatives to the purchase of a VOI at the Resort.

EMPLOYEES

     As of September 30, 1997, the Company had approximately 75 full-time, year-round employees (approximately 30% engaged in hotel operations, approximately 12% engaged in mountain operations, approximately 19% engaged in food and beverage operations and approximately 39% engaged in administrative and other miscellaneous operations) and approximately 175 additional peak-season employees (approximately 17% engaged in hotel operations, approximately 56% engaged in mountain operations, approximately 14% engaged in food and beverage operations and approximately 13% engaged in administrative and other miscellaneous operations). The Company believes that its employee relations are satisfactory.

LEGAL PROCEEDINGS

     The Company from time to time is involved in litigation in the ordinary course of its business. The Company does not believe that it is involved in any litigation that will, individually or in the aggregate, have a material adverse effect on its business, financial condition or results of operations.

     The athletic nature of the Company's ski operations subjects the Company to litigation in the ordinary course of business, including claims for personal injury. The Company maintains liability insurance that it considers adequate to insure claims related to usual and customary risks associated with the operation of a ski resort. See 'Risk Factors -- Adequacy of Insurance Coverage.'

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information concerning the executive officers and directors of the Company upon the closing of the Offering:

                NAME                    AGE                     POSITION(S) WITH COMPANY
------------------------------------   -----   -----------------------------------------------------------

Steven H. Plausteiner...............     37    Chairman of the Board and Chief Executive Officer
Susan D. Plausteiner................     37    Director, Chief Financial Officer and Secretary
Dusan Plausteiner...................     63    Director and Chief Operating Officer
David N. Deutsch....................     38    Director - Nominee
Richard S. Frary....................     50    Director - Nominee
Henry B. Lunde......................     53    Director - Nominee
Dan Purjes..........................     47    Director - Nominee

     STEVEN H. PLAUSTEINER co-founded the Company and has served as its Chairman of the Board and its Chief Executive Officer since its inception. From April 1993 to January 1994, Mr. Plausteiner served as Senior Managing Director in charge of Mortgage Backed Securities Sales and Trading at Smith Barney Inc. From May 1991 to April 1993, Mr. Plausteiner served as a Managing Director of Daiwa Securities America Inc. in the Collateralized Mortgage Obligations (CMO) area. From September 1982 to February 1991, Mr. Steven Plausteiner held various positions, including Senior Vice President -- Mortgage Trading Desk, of Prudential Securities, Inc., formerly Prudential-Bache Securities, Inc. In 1995, Mr. Plausteiner was elected to serve a one-year term on the Board of Directors of the Vermont Ski Areas Association, the leading trade association of the Vermont ski industry, and has been re-elected twice to serve successive one-year terms. Mr. Plausteiner holds a Bachelor of Arts degree from Boston College.

     SUSAN D. PLAUSTEINER co-founded the Company and has served as its Chief Financial Officer since its inception. In September 1996, Ms. Plausteiner was appointed by the Governor of Vermont to serve on the Board of Directors of the Vermont Economic Development Authority, which promotes business development through low cost and attractive loans. From October 1994 through September 1997, Ms. Plausteiner served on the Board of Directors of the Vermont Chamber of Commerce and in November 1994, she was appointed to the Board of Incorporators for David's House, a charitable organization having its principal offices in Hanover, New Hampshire. From September 1985 to June 1990, Ms. Plausteiner held various positions, including Vice President -- Financial Institutions Group, of Prudential Securities, Inc. Ms. Plausteiner is a graduate of Tufts University from which she received a Bachelor of Arts degree and holds a Masters of Business Administration degree from the Wharton School at the University of Pennsylvania.

     DUSAN PLAUSTEINER co-founded the Company and has served as its Chief Operating Officer since its inception. Prior to joining the Company, he has held numerous senior operation positions at several ski resorts in the northeastern United States. From July 1990 to October 1993, Mr. Plausteiner served as Vice President of Planning and Construction for the Olympic Regional Development Authority, where he was in charge of planning and construction for the Whiteface and Gore Mountain Ski Areas, all of the 1980 Winter Olympic venues including the bobsled and luge runs, the biathlon and cross-country complex, and the Olympic ice arena in Lake Placid, New York. From October 1976 to June 1990, Mr. Plausteiner held various positions, including Director and Associate Manager of the Whiteface Ski Center in Lake Placid, New York, where he was, among other things, responsible for planning and development of the Ski Center in preparation for the 1980 Winter Olympics. From 1957 to 1976, Mr. Plausteiner held various positions at Mount Snow, a leading Vermont ski resort, including Vice President -- Operation and Planning of Mount Snow Development Corporation, Vice President for Planning and Maintenance of Mount Snow Hotel Corporation and Operations Manager of Mount Snow. In 1971, he was appointed to the Board of Directors of the Mount Snow Corporation, the parent company for the Mount Snow resort and ski operations, on which he served until June 1976. In 1973, Mr. Plausteiner was appointed by the Governor of Vermont to the Vermont Tramway Board where he chaired the Tramway Code Revision until June 1976.

     DAVID N. DEUTSCH will serve as a Director of the Company commencing with the closing of this Offering. Mr. Deutsch is the founder and President of David
N. Deutsch & Company, Inc. ('DND & Co.'), a private investment banking and strategic advisory firm. Prior to founding DND & Co. in September 1993, Mr. Deutsch was Managing Director, Investment Banking at Congress Financial Corporation ('Congress'), an asset-based lender specializing in the structuring, financing and refinancing of middle market leveraged acquisitions and troubled companies from May, 1990 to August, 1993. Before joining Congress, Mr. Deutsch held positions with Bear, Stearns & Co. Inc., where he was a Vice President specializing in debt and equity financings and Drexel Burnham Lambert Incorporated, where he was a member of the Corporate Finance and High Yield and Convertible Bond departments. Mr. Deutsch received his B.A. from Middlebury College and his MBA from Columbia University School of Business.

     RICHARD S. FRARY will serve as a Director of the Company commencing with the closing of this Offering. Mr. Frary is one of the founding partners and a managing director of Tallwood Associates, Inc. which advises real estate companies on capital markets transactions and acquisitions and restructuring opportunities and identifies and structures principal transactions for Tallwood and outside investors. Prior to founding Tallwood in March 1990, Mr. Frary was a managing director at Drexel Burnham Lambert Inc. During his eleven years at Drexel, Mr. Frary was head of the Drexel Corporate Finance Department's real estate group which was responsible for in excess of $15 billion of corporate and mortgage financing for public and private real estate companies and corporate clients and was a member of Drexel's Executive Committee. Mr. Frary is currently serving on the Boards of Directors of Washington Homes, Inc., a publicly-held homebuilding Company, Value Property Trust, a real estate investment company, and CGA Group LTD., a Bermuda based real estate company. Mr. Frary received his MBA from Harvard Business School. Mr. Frary is a principal of Tallwood. See 'Certain Transactions.'

     HENRY B. LUNDE will serve as a Director of the Company commencing with the closing of this Offering. Mr. Lunde is currently President and a Director of Stowe Mountain Resort, a leading ski resort in North America. From 1969 to 1996, Mr. Lunde held numerous positions at SKI Ltd., a mountain resort holding company which owned ski resorts across the country including Killington, Vermont, Mount Snow, Vermont, Haystack, Vermont, Waterville Valley, New Hampshire, Sugarloaf/USA, Maine, and Bear Mountain, California, including President, Chief Operating Officer and Director. Mr. Lunde has previously served on the Boards of Directors of the Vermont Ski Areas Association, Resort Technology, Inc., a designer and manufacturer of Snowmaking systems and equipment, Rutland Regional Medical Center and the Proctor Bank. Mr. Lunde is currently serving on the Boards of Directors of Fletcher Allen Health Care, a major regional medical center located in Burlington, Vermont and The Vermont Health Plan, a non-profit, Vermont-based health maintenance organization.

     DAN PURJES will serve as a Director of the Company commencing with the closing of this Offering. Mr. Purjes has been Chairman and CEO of Josephthal, an investment banking and brokerage firm and a member of the New York Stock Exchange and other principal exchanges since 1988. Previous to his appointment as CEO of Josephthal, he served as its Director of Investment Banking. Prior to joining Josephthal in 1985, Mr. Purjes was a Vice President with a number of securities firms including Bear Stearns & Co. and L.F. Rothschild Unterberg Towbin. Mr. Purjes is also Chairman of NUR Advanced Technologies, Ltd., a digital jet printer company. Mr. Purjes has B.S. and M.S. degrees in Computer Sciences from the City College of New York School of Engineering. Mr. Purjes is an affiliate of Josephthal. See 'Certain Transactions.'

     Ms. Susan Plausteiner is the wife of Mr. Steven Plausteiner and daughter-in-law of Mr. Dusan Plausteiner. Mr. Steven Plausteiner is the son of Dusan Plausteiner. There are no other family relationships among the officers and directors of the Company.

     Committees of the Board of Directors. Effective upon the closing of this Offering, the Company will establish an Audit Committee which will consist of such non-employee directors appointed upon the closing of the Offering as designated by the Board of Directors. The Audit Committee will be responsible for reviewing and making recommendations regarding the Company's employment of independent auditors, the annual audit of the Company's financial statements and the Company's internal accounting controls, practices and policies. Additionally, the Company will establish a Compensation Committee which will consist of those non-employee directors appointed upon the closing of the Offering as designated by the Board of Directors. It will be responsible for making recommendations to the Board of Directors regarding compensation arrangements for executive officers of the Company, including annual bonus compensation, and will consult with management of the Company regarding compensation policies and practices. The Compensation Committee will also make recommendations concerning the adoption of any compensation plans in which management is eligible to participate, including the granting of stock options or other benefits under such plans.

     Directors' and Officers' Terms and Directors' Fees. Effective upon the closing of this Offering, the Company's Board of Directors will consist of six members. Each director is elected for a period of one year at the Company's annual meeting of stockholders and serves until his or her successor is duly elected and qualified. Directors who are not employees of the Company will receive an annual retainer of $1,000 and options to purchase shares of the Company's Common Stock pursuant to the Company's 1997 Stock Option Plan for Non-Employee Directors. Each option will have a term of five (5) years from the date of grant, unless earlier terminated. The options are exercisable in whole or in part on the earlier of (i) the first anniversary of the grant date of the option, or (ii) death, or (iii) disability. See 'Management -- 1997 Stock Option Plan for Non-Employee Directors.' All directors will be reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors or committees thereof. Directors who are also officers of the Company will not be compensated for their services as directors.

     Each of the executive officers serves at the pleasure of the Company's Board of Directors. See 'Management -- Employment Agreements.'

EXECUTIVE COMPENSATION

     No compensation was paid or was payable to the Chief Executive Officer ('CEO') of the Company and none of the Company's most highly compensated executive officers had combined salaries and bonuses that equalled or exceeded $100,000 for the years ended December 31, 1994, 1995 and 1996 (collectively, with the CEO, the 'Named Executive Officers'). The primary reason that the Company incurred such limited salary expense was due to the need to make significant investment in its business during the period of the commencement of the Company's operations under its new management team.

EMPLOYMENT AGREEMENTS

     Steven H. Plausteiner will enter into a three-year employment agreement with the Company which is to commence upon the closing of the Offering. Under the terms of his employment agreement, Steven Plausteiner will be entitled to receive an annual base salary of $100,000, which may be increased at the sole discretion of the Board of Directors, plus a bonus determined by the Board of Directors after considering the Company's profitability, the CEO's performance, and the total compensation given to executives in a similar position at companies similar to the Company. Steven Plausteiner will also be entitled to receive benefits offered to the Company's senior executives generally by the Company.

     In the event of the termination of Steven Plausteiner's employment by the Company, other than for 'cause', the termination of employment by Steven Plausteiner for 'good reason' or the termination by Steven Plausteiner following a breach by the Company of any material provision of the agreement, Steven Plausteiner will be entitled to a lump sum payment equal to the annual base salary for the remaining term of the employment agreement. In the event of the death of Steven Plausteiner during the term of his employment agreement, his designated beneficiary (or if none, his estate) shall receive a lump sum payment equal to the annual base salary for the remaining term of the employment agreement. The Company will pay the premiums for life insurance on behalf of Steven Plausteiner.

     Susan D. Plausteiner will enter into a three-year employment agreement with the Company which is to commence upon the closing of the Offering. Susan Plausteiner's employment agreement will be substantially identical to Steven Plausteiner's employment agreement with the Company with the only difference being the amount of the premium for term life insurance.

ADVISORY AND CONSULTING AGREEMENT


     The Company has entered into an advisory and consulting agreement with Tallwood for a one year period commencing January 1, 1998. Tallwood will advise the Company on real estate finance and development. Mr. Frary, who is a principal and managing director of Tallwood, will serve as a director of the Company commencing with the closing of this Offering. As compensation for its services to be rendered under the advisory and consulting agreement, Tallwood was granted on January 1, 1998 options to purchase 40,000 shares of Common Stock. The options have a term of 5 years from the date of the closing of the Offering and are exercisable, in whole or in part, from the first anniversary of the closing of the Offering at an exercise price of $5.00 per share of Common Stock. The options grant to the holders thereof certain rights of registration for the securities issuable upon the exercise thereof. See 'Description of Capital Stock -- Registration Rights.' Tallwood has agreed not to sell or transfer, other than to family members or a trust for the benefit of family members, any of its options for a period of twelve (12) months commencing on the closing of the Offering, without the prior written consent of the Company. Mr. Frary and Mr. Mael, the principal stockholders of Tallwood, have each made a loan to the Company. See 'Management Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.'


1997 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS (THE '1997 PLAN')

     The 1997 Plan was approved by the Board of Directors in August 1997 and is expected to be approved by the stockholders prior to the closing of the Offering.

     The purpose of the 1997 Plan is to promote the interests of the Company and its stockholders by increasing the proprietary and vested interest of non-employee Directors in the growth and performance of the Company.


     The 1997 Plan provides for awards of nonqualified options to individuals who are non-employee Directors of the Company or its affiliates (other than Mr. Dan Purjes who may only receive awards after serving on the Board of Directors for twelve consecutive months) as of the date of grant of the option ('Eligible Directors'). Unless earlier terminated pursuant to the terms of the 1997 Plan, each option shall have a term of 5 years from the date of grant. The options are exercisable in whole or in part on the earlier of (i) the first anniversary of the grant date of the option, or (ii) death, or (iii) disability. The exercise price per share of Common Stock shall be the greater of 100% of the fair market value per share on the date the option is granted and the initial public offering price of the Common Stock as set forth herein.


     Pursuant to the 1997 Plan, each Eligible Director will be awarded an Annual Grant (as defined below). Upon first election or appointment to the Board of Directors at other than an annual meeting, each newly elected Eligible Director will be granted an option to purchase a number of shares of Common Stock (the 'Initial Grant') determined by multiplying 7,500 by a fraction the numerator of which is the number of whole months until the next Annual Grant and the denominator of which is 12. Immediately following each annual meeting of the stockholders commencing with the meeting in calendar year 1998, each Eligible Director, provided that such Eligible Director has attended a required minimum number of Board of Directors and committee meetings during the year, will be granted an option to purchase 7,500 shares of Common Stock (an 'Annual Grant'). No Eligible Director may be awarded more than one Initial Grant.

     The maximum number of shares of Common Stock with respect to which awards may be granted under the 1997 Plan is 150,000. There are no outstanding awards or options. Shares of Common Stock subject to options that terminate or expire without the delivery of Common Stock will again be available for awards. Also, shares tendered to the Company in satisfaction or partial satisfaction of the exercise price of any award will increase the number of shares available for awards except to the extent prohibited by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'). The shares of Common Stock to be delivered under the 1997 Plan will be made available from the authorized but unissued shares of Common Stock or from treasury shares.

     The Company has agreed with the Representative that for a nine (9)-month period commencing on the date of this Prospectus, that it will not, without the consent of the Representative, adopt or propose to adopt any plan or arrangement permitting the grant, issue or sale of any shares of its Common Stock or issue, sell or offer for sale any of its Common Stock, or grant an option for its Common Stock, except for options to purchase up to an aggregate of 150,000 shares of Common Stock which shall have an exercise price per share no less than the greater of (a) the initial public offering price of the Common Stock set forth herein and (b) the fair market value of the Common Stock on the date of grant. No option or other right to acquire Common Stock granted, issued or sold during this period shall permit (a) the payment with any form of consideration other than cash, (b) payment of less than the full purchase price or exercise price for such shares of Common Stock or other securities of the Company on or before the date of issuance, or (c) the existence of stock appreciation rights, phantom options or similar arrangements.

     The 1997 Plan is administered by the Board of Directors. Subject to the provisions of the 1997 Plan, the Board is authorized to interpret the 1997 Plan, to establish, amend and rescind any rules and regulations relating to it and to make all other determinations necessary or advisable for its administration; provided, however, that the Board has no discretion with respect to the selection of Directors to receive options, the number of shares of Common Stock subject to any such options, the purchase price thereunder or the timing of grants of options. The determinations of the Board in the administration of the 1997 Plan, as described herein, shall be final and conclusive.

     The exercise price of options may be satisfied in cash or, if permitted by the Board with respect to options granted after the nine (9) month period that commences on the date of this Prospectus, at the time of grant, by exchanging shares of Common Stock which have been owned by the optionee for at least six months, or by a combination of cash and shares of Common Stock.

     The options granted under the 1997 Plan may not be assigned or transferred, except by will or the laws of descent and distribution.

     No award may be granted under the 1997 Plan after the day following the tenth annual meeting of stockholders at which Directors are elected.

     The Board of Directors may amend or revise the 1997 Plan in whole or in part at any time, subject to certain limitations set forth in the 1997 Plan.

                              CERTAIN TRANSACTIONS

COMBINATION TRANSACTION

     Prior to the consummation of the Offering, the Resort was owned by three Delaware limited partnerships which are affiliates of the Company: Ascutney Mountain Resort Hotel, L.P., Ascutney Mountain Resort, L.P. and Ascutney Mountain Resort Realty, L.P. (collectively, the 'Limited Partnerships'). In addition, Ascutney Mountain Resort Foods, Inc., a Vermont corporation and affiliate of the Company ('Foods'), is the holder of a liquor license for the Resort. Further, Ascutney Mountain Resort Services, Inc., a Delaware corporation and affiliate of the Company ('Services'), managed the Resort on behalf of the Limited Partnerships. Immediately prior to the closing of this Offering, the Company will acquire all of the partnership interests of each of the Limited Partnerships and all of the outstanding shares of capital stock of Foods. It is expected that Services will be dissolved.

     Immediately prior to the closing of the Offering, all of the partnership interests in each of the Limited Partnerships will be exchanged for an aggregate of 1,207,500 shares of Common Stock of Snowdance, Inc. (the 'Combination Transaction'). The amount of shares of Common Stock that will be issued by the Company in exchange for all of the partnership interests in each of the Limited Partnerships was determined by the parties. The factors considered in determining such consideration included, in addition to prevailing market conditions, the history of and the prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure and such other factors that were deemed relevant. Each of the Limited Partnerships has a corporate general partner which has a 1% interest in the Limited Partnership of which it is general partner. All of the issued and outstanding shares in each of the corporate general partners are owned by Susan D. Plausteiner. All other interests in the Limited Partnerships are owned by Steven H. Plausteiner or Susan D. Plausteiner. As a result of the Combination Transaction, immediately prior to the closing of this Offering, all of the outstanding shares in the Company will be owned by Steven
H. Plausteiner or Susan D. Plausteiner. Based on discussions with its tax advisor, the Company's management expects that the Combination Transaction will be treated as an Internal Revenue Code Section 351 transaction and be tax free to the Company and the Limited Partnerships. The Company has been advised by its tax advisor that in the event the Combination Transaction is not treated as a tax free transaction, any resulting tax liability would be the responsibility of the Principal Stockholders, not of the Company or the Limited Partnerships. In addition, immediately prior to the closing of this Offering, Steven H. Plausteiner and Susan D. Plausteiner will contribute all of the outstanding shares of capital stock of Foods to Snowdance, Inc. as a capital contribution and Foods will become a wholly-owned subsidiary of Snowdance, Inc. As part of the Combination Transaction, the Company will receive an ownership interest in 3/4 of 1 condominium unit which was previously owned by Ascutney Mountain Resort Realty, L.P.

     Immediately prior to the closing of this Offering, the Company, as lessee, will enter into a 'net' lease agreement with Steven H. Plausteiner and Susan D. Plausteiner, as lessors, to lease 17 slope side condominium units. It is contemplated that the Company will pay all expenses associated with each of the condominium units other than debt service on the underlying mortgage loans and that the Company will have an option to buy each condominium unit for a net purchase price of $110,000 at any time during the initial lease term or any renewal term. The Company expects that the annual rent for each condominium unit will be approximately $6,000 to $8,000 and that the lease will have a term of 5 years with an option to renew for 5 years. The foregoing lease transaction, though not the result of arms-length negotiations, is on terms that the Company believes are at least as favorable as those which the Company could have obtained from an independent third party.

     Upon the closing of the Offering, the Company will have a policy to deal with conflicts of interest by requiring that the affirmative vote of at least a majority of the distinterested members of the Board of Directors present at any meeting be required for any action of the Board of Directors and such policy shall otherwise be in accordance with Delaware General Corporation Law.

AFFILIATE INVESTMENTS

     Since acquiring the Resort in 1993, Steven and Susan Plausteiner have: (i) provided cash to the Company of approximately $3,153,400 in the form of equity financing, (ii) guaranteed loans for the Company having an aggregate initial principal amount of $2,140,000 through September 30, 1997 and (iii) loaned the Company approximately $1,737,500 through September 30, 1997 (the 'Related Loans'). It is expected that approximately $1,180,000 of the Related Loans currently outstanding will be converted, prior to the closing of the Offering, by Steven and Susan Plausteiner to a capital contribution to the Company, without any additional shares being issued to Steven and Susan Plausteiner in connection with such capital contributions. The remaining $537,000 of Related Loans which were made by Steven and Susan Plausteiner in the first six months of 1997 will continue to be obligations of the Company. Beginning January 1, 1998, the Related Loans accrue interest at a rate of 8% per annum and mature on January 1, 2008. All of the foregoing funds were used by the Resort to recommence operations in the winter of 1993-94, to improve the Resort's infrastructure, including upgraded snowmaking and grooming capabilities and for working capital.

HOGBACK ACQUISITION


     Upon the consummation of this Offering, the Company will exchange an aggregate of 292,500 shares of Common Stock for Hogback Mountain which is currently owned by Skyline Partners, L.P. Additionally, the Company will pay up to approximately $75,000 of expenses related to the property. An independent appraisal, dated November 7, 1997, has valued Hogback Mountain at approximately $3,500,000. There can be no assurance, however, that such appraisal represents the fair market value of Hogback Mountain. Hogback Mountain was acquired by Skyline Partners, L.P. in February 1994 pursuant to a purchase agreement dated October 1993 at a purchase price of $1,879,000 in cash. The Company will lease certain buildings located at Hogback Mountain to Vermont Natural Company. See 'Business -- Business Strategy -- Opportunities for Further Development.' Skyline Partners, L.P. and its wholly-owned subsidiary, Vermont Natural Company are controlled by Mr. Dan Purjes, the Chairman and Chief Executive Officer of Josephthal, and a director of the Company upon the closing of this Offering. Certain other affiliates of Josephthal are also beneficial owners of Skyline Partners, L.P. See 'Underwriting.'


TALLWOOD AGREEMENTS


     The Company has entered into a one year advisory and consulting agreement with Tallwood. Mr. Frary, who is a principal and managing director of Tallwood, will serve as a director of the Company upon the closing of the Offering. The Company has borrowed $50,000 from each of Mr. Frary and Mr. Mael, the principal stockholders of Tallwood, pursuant to a promissory note. The Company intends to repay the loans in full out of the proceeds of the Offering. See
'Management -- Consulting Agreements' and 'Management Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.'

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock, assuming that the Combination Transaction and the Hogback Acquisition have been consummated as of the date hereof, before and after giving effect to the sale of the shares of Common Stock offered hereby, by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Director of the Company, (iii) each of the Named Executive Officers and (iv) all Directors, Director-Nominees and Executive Officers of the Company as a group.

                                                                             PERCENT BENEFICIALLY OWNED
             NAME AND ADDRESS                   NUMBER OF SHARES       ---------------------------------------
            OF BENEFICIAL OWNER               BENEFICIALLY OWNED(1)    BEFORE OFFERING(1)    AFTER OFFERING(1)
-------------------------------------------   ---------------------    ------------------    -----------------
Steven H. Plausteiner(2) ..................         1,500,000                  100%                  50%
  c/o Snowdance, Inc.
  Route 44
  Brownsville, VT 05037
Susan D. Plausteiner(2) ...................         1,500,000                  100%                  50%
  c/o Snowdance, Inc.
  Route 44
  Brownsville, VT 05037
Skyline Partners, L.P.(3)(6) ..............           292,500                   20%                  10%
  c/o Josephthal & Co. Inc.
  200 Park Avenue
  New York, NY 10166
Dusan Plausteiner .........................                 0              --                    --
  c/o Snowdance, Inc.
  Route 44
  Brownsville, VT 05037
David N. Deutsch ..........................                 0              --                    --
  c/o David N. Deutsch & Company, Inc.
  150 East 58th St.
  New York, NY 10155
Richard S. Frary ..........................                 0              --                    --
  c/o Tallwood Associates, Inc.
  1350 Avenue of the Americas
  New York, NY 10019
Henry B. Lunde ............................                 0              --                    --
  RD #1
  Box 1022
  Pittsford, VT 05763
Dan Purjes(3)(4)(5)(6) ....................           292,500                   20%                  10%
  c/o Josephthal & Co. Inc.
  200 Park Avenue
  New York, NY 10166
All Directors, Director-nominees and
  Executive Officers as a group (6
  persons).................................         1,500,000                  100%                  50%

------------
(1) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares listed in the table.
(2) Represents 603,750 shares held by Steven H. Plausteiner, 603,750 held by Susan D. Plausteiner, each a Director and a Named Executive Officer of the Company and 292,500 shares over which the Principal Stockholders have voting control for a limited time through an irrevocable proxy to be given to the Principal Stockholders by Skyline Partners, L.P. upon consummation of the Offering. See 'Underwriting.'
(3) Skyline Partners, L.P. is an entity controlled by Mr. Dan Purjes, who will serve as a Director of the Company commencing with the closing of the Offering. The general partner of Skyline Partners, L.P. is Skyline Partners, Inc. Mr. Dan Purjes is the sole director of Skyline Partners, Inc. Skyline Partners, L.P. will grant, upon the consummation of the Offering, an irrevocable proxy to the Principal Stockholders for all of its 292,500 shares for a limited time. See 'Underwriting'.
(4) Mr. Purjes will serve as a Director of the Company commencing with the closing of the Offering.
(5) Represents 292,500 shares of Common Stock held by Skyline Partners, L.P., an entity which Mr. Purjes controls, and, accordingly he may be deemed to beneficially own such shares.
(6) The directors and executive officers of Josephthal & Co. Inc. are Dan Purjes, Lawrence Rice, Charles Roden and Scott Weisman.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 4,900,000 shares of Common Stock, par value $0.001 per share, and 100,000 shares of preferred stock, par value $.01 per share, issuable in series (the 'Preferred Stock'). As of September 30, 1997, there were no shares of Common Stock outstanding. Upon the completion of this Offering and consummation of the Hogback Acquisition, there will be 3,000,000 shares of Common Stock outstanding (3,225,000 shares if the Underwriters' over-allotment option is exercised in full) and no shares of Preferred Stock outstanding.

     The following description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's Certificate of Incorporation and By-Laws, in each case as amended to date.

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this Offering will be, when issued and paid for, fully paid and nonassessable.

PREFERRED STOCK

     The Company's Certificate of Incorporation provides that the Board of Directors (or a committee designated by the Board of Directors) is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 100,000 shares of Preferred Stock in one or more series and to fix or alter the designations, powers, preferences, rights and any qualifications, limitations and restrictions of the shares of each such series thereof, including the dividend rights, conversion rights, voting rights and the number of shares constituting any series or designations of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. The Company has no present plans to issue any shares of Preferred Stock.

REGISTRATION RIGHTS


     The Representatives of the Underwriters, as holder of the Representatives' Warrants, have 'piggyback' rights to include the shares underlying the Representatives' Warrants in any registration statement filed by the Company during the period commencing one (1) year from the date of this Prospectus and ending six (6) years from the date of this Prospectus and also has 'demand' rights during the period commencing one (1) year from the date of this Prospectus and ending five (5) years from the date of this Prospectus to require, by action of not less than the holders of a majority of the Representatives' Warrants, up to one 'demand' registration by the Company, of the shares underlying the Representatives' Warrants. Furthermore, any holder of the Representatives' Warrants has 'demand' rights during the period commencing one (1) year from the date of this Prospectus and ending five (5) years from the date of this Prospectus to require one 'demand' registration of the shares underlying such holder's warrants, solely at the expense of such holder. Additionally, Tallwood, as the holder of options to purchase 40,000 shares of Common Stock, has 'piggyback' rights to include the shares underlying its options in any registration statement filed by the Company during the period starting one (1) year from the closing of this Offering and ending five (5) years from the closing of this Offering.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the 'DGCL'). Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a 'business combination' with an 'interested stockholder' for a period of three years following the time that such stockholder became an interested stockholder, unless the interested stockholder attained such status with the approval of the Board of Directors, owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (subject to certain exclusions), or unless the business combination is approved in a prescribed manner. A 'business combination' includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an 'interested stockholder' is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     As permitted by the DGCL, the Certificate of Incorporation and By-Laws provide that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director shall derive an improper personal benefit. In addition, the Certificate of Incorporation provides that the Company shall, to the fullest extent authorized by the DGCL, as amended from time to time, indemnify and hold harmless all directors and officers against all expense, liability and loss reasonably incurred or suffered by such indemnitee in connection therewith. Such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators. The right to indemnification includes the right to be advanced funds from the Company for expenses incurred in defending any proceeding for which a right to indemnification is applicable.

     The Company's By-Laws provide that special meetings of the stockholders may be called at any time by resolution of the Board of Directors, or by the Chairman of the Board, or at the request of stockholders owning 50% or more of the issued and outstanding capital stock of the Company and entitled to vote, but may not generally be called by other persons.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock of the Company is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the consummation of this Offering, the Company anticipates that it will have 3,000,000 shares of Common Stock outstanding (3,225,000 if the Underwriters' over-allotment option is exercised in full), excluding the shares of Common Stock issuable upon exercise of the Representatives' Warrants. The 1,500,000 shares of Common Stock offered hereby (1,725,000 if the Underwriters' over-allotment option is exercised in full), will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an 'affiliate' of the Company (in general, a person who has a control relationship with the Company) which will be subject to the limitations of Rule 144 adopted under the Securities Act. All of the remaining 1,500,000 shares are deemed to be 'restricted securities,' as that term is defined under Rule 144 promulgated under the Securities Act, in that such shares were issued and sold by the Company in private transactions not involving a public offering.

     In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or other persons whose shares are aggregated), who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the total number of outstanding shares of the same class or the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock of the Company for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

     All of the Company's officers, directors and existing stockholders have agreed not to, directly or indirectly, offer to sell, sell, transfer, hypothecate or otherwise encumber any of their shares of Common Stock of the Company for a period of nine (9) months from the date of this Prospectus, without the prior written consent of Josephthal and the Company (except Skyline Partners, L.P. which has agreed, in connection with the 292,500 shares of Common Stock issued in connection with the Hogback Acquisition, not to, directly or indirectly, offer to sell, sell, transfer, hypothecate or otherwise encumber 226,436 shares of Common Stock, representing those shares beneficially owned by principals and employees of Josephthal, for a period of twenty four (24) months, and 66,064 shares of Common Stock, representing those shares owned by individuals not affiliated with Josephthal for a period of thirteen (13) months without the prior written consent of the Company). Upon consummation of the Offering, Skyline Partners, L.P. has agreed to grant an irrevocable proxy to the Principal Stockholders allowing them to vote the respective number of shares of Common Stock set forth above held by Skyline Partners, L.P. for the respective periods of time during which the above restrictions apply.

     In addition, prior to this Offering, there has been no market for the Common Stock and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock of the Company may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See 'Risk Factors -- No Prior Public Market; Possible Volatility of Stock Price' and 'Risk Factors -- Shares Eligible for Future Sale.'

                                  UNDERWRITING

     The Underwriters named below (the 'Underwriters'), for whom Josephthal & Co. Inc. and Cruttenden Roth Incorporated are acting as the representatives (the 'Representatives'), have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the 'Underwriting Agreement'), to purchase from the Company and the Company has agreed to sell to the Underwriters on a firm commitment basis the respective number of shares of Common Stock set forth opposite their names:

                                     UNDERWRITER                                        NUMBER OF SHARES
-------------------------------------------------------------------------------------   ----------------

Josephthal & Co. Inc.................................................................
Cruttenden Roth Incorporated.........................................................
                                                                                        ----------------
          Total......................................................................       1,500,000
                                                                                        ----------------
                                                                                        ----------------

     The Underwriters are committed to purchase all shares of the Common Stock offered hereby if any of such shares are purchased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to conditions precedent specified therein.

     The Company has been advised by the Representatives that the Underwriters propose to initially offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to
certain dealers at such price less concessions of not in excess of $.       per
share. Such dealers may reallow a concession not in excess of $.       per share
of Common Stock to other dealers. After the initial distribution of the shares of Common Stock offered hereby has been completed, the public offering price, concession and reallowance may be changed by the Representatives. No such change, however, shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

     The Representatives have advised the Company that they do not anticipate sales to discretionary accounts by the Underwriters to exceed five percent of the total number of shares offered hereby.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in connection with this Offering. The Company has also agreed to pay to the Representatives an expense allowance on a non-accountable basis equal to two and one-half percent (2 1/2%) of the gross proceeds derived from the sale of the Common Stock underwritten, none of which has been paid to date.

     The Underwriters have been granted an option by the Company, exercisable within forty-five (45) days after the date of this Prospectus, to purchase up to an additional 225,000 shares of Common Stock at the initial public offering price per share of Common Stock offered hereby, less underwriting discounts and the non-accountable expense allowance. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the Common Stock offered hereby. To the extent such option is exercised in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional shares of Common Stock proportionate to its initial commitment.

     Josephthal may be deemed an affiliate of the Company by virtue of the fact that (i) an affiliate of Josephthal has entered into a business transaction with the Company and has been issued 292,500 shares of Common Stock in connection therewith, (ii) Josephthal may provide advisory services to the Company in the future and (iii) an affiliate of Josephthal shall serve on the Company's Board of Directors upon the closing of the Offering.


     Neither Josephthal nor any of its affiliates will act as a 'market maker' in the Common Stock nor will Josephthal or any of its affiliates conduct any 'dealer' transaction in which any of them act as principal after the consummation of this Offering. All trading in the secondary market will be conducted through a specialist on the American Stock Exchange. Josephthal and its affiliates will participate in the secondary market in the Common Stock solely as brokers in transactions exempt under Section 4(4) of the Securities Act.

     All of the Company's officers, directors and existing stockholders have agreed not to, directly or indirectly, offer to sell, sell, transfer, hypothecate or otherwise encumber any of their securities for nine (9) months following the date of this Prospectus, without the prior written consent of Josephthal and the Company (except Skyline Partners, L.P. which has agreed, in connection with those shares issued in connection with the Hogback Acquisition, not to, directly or indirectly, offer to sell, sell, transfer, hypothecate or otherwise encumber 226,436 shares of Common Stock, representing those shares beneficially owned by principals and employees of Josephthal, for a period of twenty four (24) months, and 66,064 shares of Common Stock, representing those shares owned by individuals not associated or affiliated with Josephthal for a period of thirteen (13) months without the prior written consent of the Company). Upon consummation of the Offering, Skyline Partners, L.P. has agreed to grant an irrevocable proxy to the Principal Stockholders allowing them to vote the respective number of shares of Common Stock set forth above held by Skyline Partners, L.P. for the respective periods of time during which the above restrictions apply. An appropriate legend shall be marked on the face of the certificates representing all of such securities.

     The Company has also agreed that in connection with the Company's discussions and negotiations with timeshare developers, Josephthal shall act as the Company's exclusive financial advisor. Josephthal will receive a fee to be mutually and reasonably agreed upon in good faith by the Company and Josephthal, upon the consummation of a transaction with the Company and a timeshare developer that Josephthal introduced to the Company.


     In connection with this Offering, the Company has agreed to sell to the Representatives, for nominal consideration, the Representatives' Warrants to purchase from the Company 150,000 shares of Common Stock. The Representatives' Warrants are initially exercisable for shares of Common Stock at a price per share equal to 120% of the initial public offering price per share of Common Stock for a period of four (4) years commencing one (1) year from the date of this Prospectus and are restricted from sale, transfer, assignment, or hypothecation for a period of twelve (12) months from the date hereof, except to officers of the Representatives. The Representatives' Warrants grant to the holders thereof certain rights of registration for the securities issuable upon exercise of the Representatives' Warrants. See 'Description of Capital
Stock -- Registration Rights.'


     The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement which are filed as exhibits to the Registration Statement. See 'Available Information.'

     In connection with this Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short positions, up to 225,000 shares of Common Stock, by exercising the over-allotment option. In addition, the Representatives may impose 'penalty bids' under contractual arrangements with the Underwriters, whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.


     Upon the consummation of this Offering, the Company will exchange an aggregate of 292,500 shares of its Common Stock for Hogback Mountain which is currently owned by Skyline Partners, L.P. Additionally, the Company will pay up to approximately $75,000 of expenses in connection with the property. An independent appraisal, dated November 7, 1997, has valued Hogback Mountain at approximately $3,500,000. There can be no assurance, however, that such appraisal represents the fair market value of Hogback Mountain. The Company also intends to lease the buildings including the Skyline Restaurant and gift shop at Hogback Mountain to Vermont Natural Company, the current owner and operator of such businesses. The lease will be on a month-to-month basis, terminable by the Company or the tenant on 30 days notice at a rent in an amount to be mutually agreed upon by the parties. See 'Business -- Business Strategy -- Opportunities For Further Development.' Skyline Partners, L.P. and, by its wholly-owned subsidiary, the Vermont Natural Company are controlled by Mr. Dan Purjes, the Chairman and Chief Executive Officer of Josephthal and a director of the Company upon the closing of this Offering. Certain other affiliates of Josephthal are also beneficial owners of Skyline Partners, L.P. and Vermont Natural Company.

     Since Josephthal may have a 'conflict of interest' with the Company as defined in Rule 2720 of the NASD's Conduct Rules, the Offering is being made in conformity with certain applicable provisions of Rule 2720 of the NASD. Accordingly, the initial public offering price of the shares of Common Stock may not be higher than as recommended by an independent investment banking firm which qualifies as a 'qualified independent underwriter' and 'which shall also participate in the preparation of the registration statement and prospectus
 . .. and which shall exercise the usual standards of due diligence.' Cruttenden Roth Incorporated is acting as a 'qualified independent underwriter.'

     Pursuant to Rule 2720 of the NASD, Cruttenden Roth Incorporated, a member of the NASD, is required, in acting as a 'qualified independent underwriter,' to undertake to the NASD the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in
Section 11 thereof. The Company will indemnify Cruttenden Roth Incorporated against such liabilities, if any, to the extent permitted by law.

     Prior to this Offering, there has been no public market for the Common Stock. Accordingly, the initial public offering price of the Common Stock was determined by negotiation between the Company and the Qualified Independent Underwriter. The factors considered in determining such prices and terms, in addition to the prevailing market conditions, include the history of and the prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure and such other factors that were deemed relevant. The offering price does not necessarily bear any relationship to the assets, appraised value, results of operations or net worth of the Company.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby and certain legal matters in connection with the Offering will be passed upon for the Company by Sonnenschein Nath & Rosenthal, New York, New York. Orrick, Herrington & Sutcliffe LLP, New York, New York has acted as counsel for the Underwriters in connection with this Offering.

                                    EXPERTS

     The financial statements as of December 31, 1996 and for the years ended December 31, 1996 and 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the 'Commission') a Registration Statement on Form SB-2 relating to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved and each such statement shall be deemed qualified in its entirety by such reference.

     The Registration Statement, including the exhibits and schedules thereto, may be inspected without change at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     As a result of this Offering, the Company will become subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference facilities and regional offices referred to above. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The Common Stock is expected to be listed on the American Stock Exchange and, upon such listing, such reports, proxy statements and other information can also be inspected and copied at the offices of the American Stock Exchange, 86 Trinity Place, New York, NY 10006.

     The Company intends to furnish to its stockholders annual reports containing audited consolidated financial statements certified by independent public accountants for each fiscal year and will make available quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year.

     Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). Requests should be directed to: Snowdance, Inc., Route 44, Brownsville, Vermont 05037,
Attention: Steven H. Plausteiner (telephone (802) 484-7000).

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                SNOWDANCE, INC.
       (FORMERLY ASCUTNEY MOUNTAIN RESORT, L.P. AND AFFILIATED ENTITIES)
                               TABLE OF CONTENTS

                                                                                                          PAGE
                                                                                                      -------------

Independent Auditors' Report.......................................................................             F-2

Financial Statements:

     Balance Sheets as of December 31, 1996 and September 30, 1997.................................             F-3

     Statements of Operations for the Years Ended December 31, 1995 and 1996 and the Nine Months
      Ended September 30, 1996 and 1997............................................................             F-4

     Statements of Changes in Stockholders' Deficit for the Years Ended December 31, 1995 and 1996
      and the Nine Months Ended September 30, 1997.................................................             F-5

     Statements of Cash Flows for the Years Ended December 31, 1995 and 1996 and the Nine Months
      Ended September 30, 1996 and 1997............................................................             F-6

     Notes to Financial Statements.................................................................      F-7 - F-12

Pro Forma Financial Information....................................................................     F-13 - F-17

     The accompanying financial statements give effect to the consummation of the Combination as described in Note 1 to the financial statements. The following report is in the form that will be furnished by Deloitte & Touche LLP upon consummation of the Combination assuming that no other material events have occurred that would affect the accompanying financial statements or required disclosures therein.


DELOITTE & TOUCHE LLP
New York, New York
January 29, 1998


                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
SNOWDANCE, INC.

     We have audited the accompanying balance sheet of Snowdance, Inc. (formerly Ascutney Mountain Resort, L.P. and affiliated entities) (see Note 1 to the financial statements) as of December 31, 1996 and the related statements of operations, stockholders' deficit and cash flows for the years ended December 31, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Snowdance, Inc. (formerly Ascutney Mountain Resort, L.P. and affiliated entities -- See Note 1) as of December 31, 1996 and the results of its operations and its cash flows for the years ended December 31, 1995 and 1996 in conformity with generally accepted accounting principles.


New York, New York
July 11, 1997 (February   , 1998 as to Note 1)

                                SNOWDANCE, INC.
(FORMERLY ASCUTNEY MOUNTAIN RESORT, L.P. AND AFFILIATED ENTITIES -- SEE NOTE 1)
                                 BALANCE SHEETS

                                                                                      DECEMBER 31,    SEPTEMBER 30,
                                                                                          1996            1997
                                                                                      ------------    -------------
                                                                                                       (UNAUDITED)
                                      ASSETS
Current assets:
     Cash..........................................................................   $    38,480      $    13,576
     Accounts receivable (less allowance for doubtful accounts of $8,000 in both
      periods).....................................................................       131,437           83,689
     Other receivables.............................................................        44,492           90,966
     Inventories...................................................................        47,402           32,623
     Prepaid expenses..............................................................        33,237           40,774
                                                                                      ------------    -------------
          Total current assets.....................................................       295,048          261,628
Property and equipment -- net......................................................     1,210,376        1,156,238
Deferred financing costs -- net....................................................        77,118           66,140
Other assets.......................................................................         6,824           67,021
                                                                                      ------------    -------------
Total assets.......................................................................   $ 1,589,366      $ 1,551,027
                                                                                      ------------    -------------
                                                                                      ------------    -------------

                       LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
     Accounts payable..............................................................   $   610,194      $   238,654
     Accrued expenses and other liabilities........................................       179,354          198,212
     Advance deposits..............................................................       151,328          150,873
     Current portion of long-term debt.............................................       216,620        1,259,294
                                                                                      ------------    -------------
          Total current liabilities................................................     1,157,496        1,847,033
                                                                                      ------------    -------------
Long-term debt:
     Line of credit................................................................       750,000          --
     Loans payable.................................................................       550,458          522,675
     Notes to related party........................................................     1,180,567        1,696,434
                                                                                      ------------    -------------
          Total long-term debt.....................................................     2,481,025        2,219,109
Commitments and contingencies......................................................
Stockholders' deficit
     Preferred stock (par value $.01 per share, 100,000 shares authorized, none
      outstanding).................................................................       --               --
     Common stock (par value $.001 per share, 4,900,000 shares authorized,
      1,207,500 shares outstanding)................................................         1,208            1,208
     Additional paid-in capital....................................................     1,050,000        1,125,225
     Accumulated deficit...........................................................    (3,100,363 )     (3,641,548)
                                                                                      ------------    -------------
          Total stockholders' deficit..............................................    (2,049,155 )     (2,515,115)
                                                                                      ------------    -------------
Total liabilities and stockholders' deficit........................................   $ 1,589,366      $ 1,551,027
                                                                                      ------------    -------------
                                                                                      ------------    -------------

                       See notes to financial statements.

                                SNOWDANCE, INC.
(FORMERLY ASCUTNEY MOUNTAIN RESORT, L.P. AND AFFILIATED ENTITIES -- SEE NOTE 1)
                            STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1995 AND 1996 AND NINE MONTHS ENDED SEPTEMBER 30, 1996
                              AND 1997 (UNAUDITED)

                                                                                            NINE MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,           SEPTEMBER 30,
                                                           -------------------------    -------------------------
                                                              1995          1996           1996           1997
                                                           ----------    -----------    -----------    ----------
                                                                                               (UNAUDITED)

Revenues:
     Lodging............................................   $1,540,267    $ 1,695,845    $ 1,191,037    $1,255,965
     Food and beverage..................................    1,010,076        970,086        745,975       642,398
     Ski and fitness....................................      997,978      1,064,720        767,569       932,707
     Other..............................................      318,097        252,567        158,848       144,944
                                                           ----------    -----------    -----------    ----------
          Total revenues................................    3,866,418      3,983,218      2,863,429     2,976,014
                                                           ----------    -----------    -----------    ----------
Cost of Sales:
     Lodging............................................      630,158        827,620        636,254       513,164
     Food and beverage..................................      745,099        848,513        667,634       523,964
     Ski and fitness....................................      857,001        950,239        660,112       628,497
     Other..............................................      192,952        140,753         96,212        87,666
                                                           ----------    -----------    -----------    ----------
          Total cost of sales...........................    2,425,210      2,767,125      2,060,212     1,753,291
                                                           ----------    -----------    -----------    ----------
          Gross profit..................................    1,441,208      1,216,093        803,217     1,222,723
                                                           ----------    -----------    -----------    ----------
Operating Expenses:
     Administrative and general.........................      522,321        478,411        349,155       355,111
     Sales and marketing................................      572,351        592,732        405,554       381,560
     Depreciation.......................................      116,656        122,714         93,019        93,536
     Heat, light and power..............................      582,025        633,173        370,391       366,349
     Insurance..........................................      103,181        145,842        101,013        96,069
     Real estate and other taxes........................      106,162        149,610         84,868        68,463
     Repairs and maintenance............................      372,456        370,756        268,960       185,018
                                                           ----------    -----------    -----------    ----------
          Total operating expenses......................    2,375,152      2,493,238      1,672,960     1,546,106
                                                           ----------    -----------    -----------    ----------
Net Operating Loss......................................     (933,944)    (1,277,145)      (869,743)     (323,383)
                                                           ----------    -----------    -----------    ----------
Other Income (Expense):
     Interest income....................................          386          2,174          1,163           830
     Gain on sale of assets.............................      562,267         18,115         18,701        --
     Related party interest expense.....................      (16,275)       (85,027)       (63,771)      (74,147)
     Interest expense...................................     (189,123)      (158,936)      (104,271)     (144,485)
                                                           ----------    -----------    -----------    ----------
          Total other income (expense)..................      357,255       (223,674)      (148,178)     (217,802)
                                                           ----------    -----------    -----------    ----------
Net Loss................................................   $ (576,689)   $(1,500,819)   $(1,017,921)   $ (541,185)
                                                           ----------    -----------    -----------    ----------
                                                           ----------    -----------    -----------    ----------
Loss per Common Share...................................   $     (.48)   $     (1.24)   $      (.84)   $     (.45)
                                                           ----------    -----------    -----------    ----------
                                                           ----------    -----------    -----------    ----------
Weighted average number of shares outstanding...........    1,207,500      1,207,500      1,207,500     1,207,500
                                                           ----------    -----------    -----------    ----------
                                                           ----------    -----------    -----------    ----------

                       See notes to financial statements.

                                SNOWDANCE, INC.
 (FORMERLY ASCUTNEY MOUNTAIN RESORT, L.P AND AFFILIATED ENTITIES -- SEE NOTE 1)
                      STATEMENTS OF STOCKHOLDERS' DEFICIT
YEARS ENDED DECEMBER 31, 1995 AND 1996 AND NINE MONTHS ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                                                        ADDITIONAL       ACCUMULATED
                                                      COMMON STOCK    PAID-IN CAPITAL      DEFICIT         TOTAL
                                                      ------------    ---------------    -----------    -----------

Balance, January 1, 1995...........................      $1,208                          $  (939,025)   $  (937,817)
     Capital contributions.........................                     $   400,000                         400,000
     Distributions.................................                                          (78,361)       (78,361)
     Net loss......................................                                         (576,689)      (576,689)
                                                      ------------    ---------------    -----------    -----------

Balance, December 31, 1995.........................       1,208             400,000       (1,594,075)    (1,192,867)
     Capital contributions.........................                         650,000                         650,000
     Distributions.................................                                           (5,469)        (5,469)
     Net loss......................................                                       (1,500,819)    (1,500,819)
                                                      ------------    ---------------    -----------    -----------

Balance, December 31, 1996.........................       1,208           1,050,000       (3,100,363)    (2,049,155)
Capital contributions (unaudited)..................                          75,225                          75,225
     Net loss (unaudited)..........................                                         (541,185)      (541,185)
                                                      ------------    ---------------    -----------    -----------

Balance, September 30, 1997
  (unaudited)......................................      $1,208         $ 1,125,225      $(3,641,548)   $(2,515,115)
                                                      ------------    ---------------    -----------    -----------
                                                      ------------    ---------------    -----------    -----------

                       See notes to financial statements.

                                SNOWDANCE, INC.
(FORMERLY ASCUTNEY MOUNTAIN RESORT, L.P. AND AFFILIATED ENTITIES -- SEE NOTE 1)
                            STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1995 AND 1996 AND NINE MONTHS ENDED SEPTEMBER 30, 1996
                              AND 1997 (UNAUDITED)

                                                                                           NINE MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,           SEPTEMBER 30,
                                                         --------------------------    --------------------------
                                                            1995           1996           1996           1997
                                                         -----------    -----------    -----------    -----------
                                                                                              (UNAUDITED)
Cash Flows from Operating Activities:
     Net loss.........................................   $  (576,689)   $(1,500,819)   $(1,017,921)   $  (541,185)
     Adjustments to reconcile net (loss) income to net
       cash used in operating activities:
          Depreciation................................       116,656        122,714         93,019         93,536
          Amortization................................        10,743         10,726          8,057         16,863
          Gain on sale of assets......................      (562,267)       (18,115)       (18,701)       --
          Executive services contributed..............                                     --              75,000
          Changes in assets -- (increase) decrease:
               Accounts receivable....................      (105,181)        85,867        108,215         47,748
               Other receivables......................       (50,404)        24,268        (53,456)       (46,474)
               Inventories............................        (5,439)         1,856         12,500         14,779
               Prepaid expenses.......................        15,354        (10,167)       (30,098)        (7,537)
               Other assets...........................        (2,345)        (2,476)        (2,476)       (60,197)
          Changes in liabilities -- increase
            (decrease):
               Accounts payable.......................       145,002        155,488        (60,874)      (371,540)
               Advance deposits.......................        47,067         36,674        (42,911)          (455)
               Accrued expenses and other.............      (380,094)         6,224        (64,789)        18,858
                                                         -----------    -----------    -----------    -----------
                    Net cash used in operating
                      activities......................    (1,347,597)    (1,087,760)    (1,069,435)      (760,604)
                                                         -----------    -----------    -----------    -----------
Cash Flows from Investing Activities:
     Purchases of property and equipment..............       (34,466)       (44,576)       (15,771)       (39,398)
     Sales of property and equipment..................       587,653         19,053         19,595        --
                                                         -----------    -----------    -----------    -----------
     Net cash provided by (used in) investing
       activities.....................................       553,187        (25,523)         3,824        (39,398)
                                                         -----------    -----------    -----------    -----------
Cash Flows from Financing Activities:
     Cash distributions...............................        (5,172)        (5,469)       --             --
     Increase in deferred financing costs.............       (32,788)       --                (543)        (5,885)
     Loan borrowings..................................     3,537,515      3,215,000      1,890,000      3,877,328
     Loan repayments..................................    (2,999,204)    (2,826,000)    (1,300,908)    (3,096,570)
     Capital contributions from owners................       400,000        650,000        450,000            225
                                                         -----------    -----------    -----------    -----------
     Net cash provided by financing activities........       900,351      1,033,531      1,038,549        775,098
                                                         -----------    -----------    -----------    -----------
Net Increase (Decrease) in Cash.......................       105,941        (79,752)       (27,062)       (24,904)
Cash, Beginning of Period.............................        12,291        118,232        118,232         38,480
                                                         -----------    -----------    -----------    -----------
Cash, End of Period...................................   $   118,232    $    38,480    $    91,170    $    13,576
                                                         -----------    -----------    -----------    -----------
                                                         -----------    -----------    -----------    -----------
Supplemental Disclosure of Non-Cash Investing and
  Financing Activity:
     Distribution of property to owners...............   $    73,189    $   --         $   --         $   --
                                                         -----------    -----------    -----------    -----------
                                                         -----------    -----------    -----------    -----------
     Capital contributed via executive services.......   $   --         $   --         $   --         $    75,000
                                                         -----------    -----------    -----------    -----------
                                                         -----------    -----------    -----------    -----------
Supplemental Disclosure of Cash Flow Information:
     Cash paid during the period for interest.........   $   200,324    $   194,605    $   109,361    $   113,481
                                                         -----------    -----------    -----------    -----------
                                                         -----------    -----------    -----------    -----------

                       See notes to financial statements.

                                SNOWDANCE, INC.
(FORMERLY ASCUTNEY MOUNTAIN RESORT, L.P. AND AFFILIATED ENTITIES -- SEE NOTE 1)
                         NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995 AND 1996 AND NINE MONTHS ENDED SEPTEMBER 30, 1996
                              AND 1997 (UNAUDITED)

1. BASIS OF PRESENTATION

     Snowdance, Inc. is a Delaware corporation formed on August 7, 1997. On
             , 1998, immediately prior to the date of this Prospectus, Snowdance, Inc., in a transaction hereinafter referred to as the 'Combination,' issued 603,750 shares of its common stock to each of Susan Plausteiner and Steven Plausteiner in exchange for all of the partnership interests in three limited partnerships: Ascutney Mountain Resort, L.P., Ascutney Mountain Resort Hotel, L.P., and Ascutney Mountain Resort Realty, L.P. (the 'Partnerships'), which together owned the Ascutney Mountain Resort in Brownsville, Vermont, and for the common stock of Ascutney Mountain Foods, Inc. ('Foods'), the holder of the resort's liquor license.

     Each of the Partnerships had a general partner which had a 1% interest in the limited partnership of which it was the general partner. All of the issued and outstanding shares in each of the general partners (Snowdance Hotel Company, Snowdance Ski Company and Snowdance Realty Company) were owned by Susan Plausteiner. All of the limited partnership interests of the Partnerships and all of the outstanding shares of Foods were owned by Susan and Steven Plausteiner.

     The Combination was accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. Accordingly, the accompanying financial statements reflect the operations of Snowdance, Inc. and the Partnerships and Foods as if combined for all periods. All material intercompany balances and transactions have been eliminated in combination. The combined entities are hereinafter referred to as the 'Company.'

     The Ascutney Mountain Resort is a four-season resort which includes a ski area, an 18,000 square foot comprehensive fitness center, a 212 room hotel, four restaurants, and 30,000 square feet of conference space. The resort was purchased in the summer of 1993 for a cost of approximately $1.13 million and reopened in December 1993.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets, ranging from 5 to 7 years for furniture and equipment to thirty-nine years for buildings. The cost of maintenance, repairs, minor renewals and improvements are charged to income as incurred.

     The Company periodically reviews its property for impairment. Impairment is determined to exist when estimated amounts recoverable through future operations and sale of a property on an undiscounted basis are below that property's carrying value. If a property is determined to be impaired, it must be written down to its estimated fair value. Management of the Company believes that no impairment exists at December 31, 1996.

INVENTORIES

     Inventories consist primarily of food, beverages and supplies and are stated at the lower of cost or market. Inventories are recorded using the FIFO (first-in, first-out) method.

DEFERRED FINANCING COSTS

     Deferred financing costs consist of costs directly associated with issuance of debt and the line of credit. These costs are amortized over the life of the related loans and credit line using the effective interest method. Accumulated amortization was $30,345 at December 31, 1996.

                                SNOWDANCE, INC.
(FORMERLY ASCUTNEY MOUNTAIN RESORT, L.P. AND AFFILIATED ENTITIES -- SEE NOTE 1)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
YEARS ENDED DECEMBER 31, 1995 AND 1996 AND NINE MONTHS ENDED SEPTEMBER 30, 1996
                              AND 1997 (UNAUDITED)

INCOME TAXES

     During the periods presented, the Company was comprised of partnerships and Subchapter S corporations. These entities are not taxable for U.S. Federal income tax purposes. The partners or shareholders report their distributive share of the entities' losses in their individual income tax returns.

     For income tax purposes, Partnership results are reported for the calendar year. The principal difference between the accounting policies used for tax reporting purposes and those used for financial reporting is that depreciation is calculated using accelerated methods. The tax basis of the Partnerships' assets and liabilities is approximately $131,000 lower than the amounts reported for financial statement purposes at December 31, 1996.

     After the Combination, the Company will be a taxable corporation. Accordingly, it will account for income taxes according to Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes,' and record deferred taxes for the temporary differences between the tax bases of assets and liabilities and the amounts reported in the financial statements.

ADVERTISING EXPENSE

     The Company expenses advertising costs as incurred. The Company expensed $314,535 in 1996 and $284,788 in 1995.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board has recently issued several new accounting pronouncements. Statement No. 128, 'Earnings per Share' establishes standards for computing and presenting earnings per share, and is effective for financial statements for both interim and annual periods ending after December 15, 1997. Statement No. 129, 'Disclosure of Information about Capital Structure' establishes standards for disclosing information about an entity's capital structure, and is effective for financial statements for periods ending after December 15, 1997. Statement No. 130, 'Reporting Comprehensive Income' establishes standards for reporting and display of comprehensive income and its components, and is effective for fiscal years beginning after December 15, 1997. Statement No. 131, 'Disclosures about Segments of an Enterprise and Related Information' establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers, and is effective for financial statements for periods beginning after December 15, 1997.

     Management of the Company does not believe that these new standards will have a material effect on the Company's reported operating results, per share amounts, financial position or cash flows.

                                SNOWDANCE, INC.
(FORMERLY ASCUTNEY MOUNTAIN RESORT, L.P. AND AFFILIATED ENTITIES -- SEE NOTE 1)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
YEARS ENDED DECEMBER 31, 1995 AND 1996 AND NINE MONTHS ENDED SEPTEMBER 30, 1996
                              AND 1997 (UNAUDITED)

INTERIM FINANCIAL DATA

     The interim financial data and related notes included herein are unaudited; however, in the opinion of management, the Company's interim financial data for the nine month periods ended September 30, 1997 and 1996 includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of the interim periods. The operating results for interim periods may not be indicative of the results expected for the full year.

3. PROPERTY AND EQUIPMENT -- NET

     Major classifications of property and equipment are summarized below:

                                                                                  DECEMBER 31,
                                                                                      1996
                                                                                  ------------

Land...........................................................................    $  159,161
Buildings......................................................................       820,610
Furniture, fixtures, and equipment.............................................       581,183
                                                                                  ------------
                                                                                    1,560,954
                                                                                  ------------
Less accumulated depreciation..................................................      (350,578)
                                                                                  ------------
Property and equipment -- net..................................................    $1,210,376
                                                                                  ------------
                                                                                  ------------

4. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     Accrued expenses and other current liabilities at December 31, 1996 are summarized as follows:

Payroll and payroll benefits......................................................   $ 87,309
Taxes.............................................................................     39,513
Utilities.........................................................................     25,601
Interest..........................................................................     21,954
Other.............................................................................      4,977
                                                                                     --------
     Total........................................................................   $179,354
                                                                                     --------
                                                                                     --------

5. LONG-TERM DEBT

     a. Loans Payable -- Loans payable at December 31, 1996 consisted of:

                                                                                       BALANCE
LENDER                                           MATURITY        INTEREST RATE    DECEMBER 31, 1996
-----------------------------------------   ------------------  ---------------   -----------------
Vermont Economic Development Authority
  ('VEDA')(i)............................      June 3, 2004     5.50% per annum       $ 352,600
West Windsor Block Grant(ii).............   February 20, 2010   5.00% per annum         229,225
                                                                                  -----------------
                                                                                        581,825
Less: Current Maturities.................                                                31,367
                                                                                  -----------------
     Total long-term loans payable.......                                             $ 550,458
                                                                                  -----------------
                                                                                  -----------------

------------

          (i) Guaranteed by the Company's current owners and by Snowdance Ski Company and Snowdance Hotel Company. This loan has a balloon payment at maturity of $171,639. Under the terms of this loan agreement, the Company may not make distributions (except certain distributions with respect to the offset of income tax liabilities) without consent of VEDA.

          (ii) Guaranteed by the Company's current owners.

                                SNOWDANCE, INC.
(FORMERLY ASCUTNEY MOUNTAIN RESORT, L.P. AND AFFILIATED ENTITIES -- SEE NOTE 1)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
YEARS ENDED DECEMBER 31, 1995 AND 1996 AND NINE MONTHS ENDED SEPTEMBER 30, 1996
                              AND 1997 (UNAUDITED)

     Under the terms of the loans, interest and principal are payable monthly until maturity, at which time the remaining principal balance is payable plus any accrued interest.

     b. Line of Credit -- Line of Credit payable at December 31, 1996 consisted of:

                                                                         BALANCE
LENDER                   MATURITY             INTEREST RATE         DECEMBER 31, 1996
-----------------   ------------------   -----------------------    -----------------

Fleet Bank.......   February 28, 2004    Prime + 1.75% per annum        $ 925,000

     $175,000 of the line of credit is a current liability at December 31, 1996 and was paid during February 1997. The interest rate on this debt was 10.75% per annum at December 31, 1996. Under the terms of the revolving line of credit, the principal amount available is reduced by $175,000 annually, beginning in February of 1996, with a scheduled balloon payment on the balance remaining at maturity. This line of credit was guaranteed by the Company's current owners and by Ascutney Mountain Resort Realty, L.P., Snowdance Ski Company, Snowdance Hotel Company, and Snowdance Realty Company.

     On June 30, 1997, the Company entered into a revolving line of credit borrowing arrangement with Mascoma Bank. Total borrowings available under this line of credit are $1,500,000, bear interest at the prime rate plus 1.75%, which equalled 10.25% per annum at September 30, 1997, payable monthly, with principal due on June 30, 1998. The debt is collateralized by a security interest in all Resort assets, a first mortgage on the Company's real estate assets, as well as on the two private residences owned by the Company's current owners and is guaranteed by the Company's current owners. In July of 1997, the Company borrowed $914,425 under this line and used the proceeds to prepay the Fleet Bank line of credit and to pay loan fees and costs. Borrowings under this line totalled $1,202,828 at September 30, 1997.

     c. Notes Payable to Related Parties -- As part of its original purchase of the resort, the Company acquired 24.75 condominium units. One of these units was sold in 1994. In 1995, six of these units were sold through November for a gain on sale of $562,267. In November of 1995, the Company transferred 17 units to its current owners (cost basis of approximately $4,305 per unit, for a total of $73,189). The current owners arranged for financial institution mortgage financing collateralized by the condominium units, and loaned the proceeds to the Company on terms which mirror the terms of the mortgage financing. The Company is also entitled to use the condominium units as rental properties and is responsible for all expenses relating to them (see Note 9).

     Notes payable to related parties at December 31, 1996 consisted of the following:

                                                                 INTEREST RATE           BALANCE
MATURITY                                                       DECEMBER 31, 1996    DECEMBER 31, 1996
------------------------------------------------------------   -----------------    -----------------

June 21, 2025...............................................    9.287% per annum       $   497,079
February 1, 2026............................................    7.500  per annum           275,887
July 1, 2026(i).............................................    7.875  per annum           139,512
April 1, 2026(ii)...........................................    7.625  per annum           278,342
                                                                                    -----------------
                                                                                         1,190,820
Less current maturities.....................................                                10,253
                                                                                    -----------------
Long term notes payable to related party....................                           $ 1,180,567
                                                                                    -----------------
                                                                                    -----------------

------------

          (i) The interest rate will reset on every July 1 and will be equal to the weekly average yield on United States Treasury securities adjusted to a constant maturity of one year as made

                                SNOWDANCE, INC.
(FORMERLY ASCUTNEY MOUNTAIN RESORT, L.P. AND AFFILIATED ENTITIES -- SEE NOTE 1)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
YEARS ENDED DECEMBER 31, 1995 AND 1996 AND NINE MONTHS ENDED SEPTEMBER 30, 1996
                              AND 1997 (UNAUDITED)

               available by the Federal Reserve Board plus three percentage points. The interest rate shall not exceed 13.875%.

          (ii) The interest rate will reset on every April 1 and will be equal to the weekly average yield on United States Treasury securities adjusted to a constant maturity of one year as made available by the Federal Reserve Board plus three percentage points. The interest rate shall not exceed 13.625%.

          Under the terms of the notes payable to related parties, interest and principal are payable monthly until maturity.

          During the nine months ended September 30, 1997, the Company's current owners advanced the Company $537,000. These advances bear interest at the rate of 8% beginning January 1, 1998, and mature January 1, 2008.

          The scheduled principal maturities for the following five years, including the loans payable, line of credit and notes payable to related party are summarized below:

                                      YEAR                                           TOTAL
--------------------------------------------------------------------------------   ----------

1997............................................................................   $  216,620
1998............................................................................      219,204
1999............................................................................      221,960
2000............................................................................      224,894
2001............................................................................      228,019
Thereafter......................................................................    1,586,948
                                                                                   ----------
     Total......................................................................   $2,697,645
                                                                                   ----------
                                                                                   ----------

          The Company's management believes that the fair value of its long-term debt approximates its carrying value at December 31, 1996.

6. LEASES

     The Company leases a ski rental shop to an unrelated third party. Rents received by the Company were computed as 4.5% and 4.0% of the Company's gross daily and season ticket sales in 1996 and 1995, respectively. Revenue earned through this arrangement was $41,525 in 1996 and $26,679 in 1995.

7. LITIGATION

     In the normal course of business, certain litigation is initiated against the Company. Generally, those claims are insured and in the opinion of management, disposition of litigation will not have a material adverse effect on the Company's liquidity, financial position or results of operations.

8. EXECUTIVE COMPENSATION

     The Company's current owners do not currently receive compensation from the Company. The Company has determined that a reasonable salary expense for these individuals would not be material to the Company's reported results of operations or financial position for 1995 or 1996. Effective January 1, 1997, the Company began to record compensation to its owners. Because no cash will be paid for this compensation, it has been recorded as capital contributions by the Company's owners; $75,000 was recorded as capital contributions during the nine months ended September 30, 1997 (see Note 9).

                                SNOWDANCE, INC.
(FORMERLY ASCUTNEY MOUNTAIN RESORT, L.P. AND AFFILIATED ENTITIES -- SEE NOTE 1)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
YEARS ENDED DECEMBER 31, 1995 AND 1996 AND NINE MONTHS ENDED SEPTEMBER 30, 1996
                              AND 1997 (UNAUDITED)

9. SUBSEQUENT EVENTS

PLANNED EQUITY OFFERING

     During 1997, the Company's management decided to seek additional equity capital through a planned public offering of 1,500,000 shares of common stock (the 'Offering'). The net proceeds from the Offering, anticipated to be approximately $13,280,000, would be used for upgrades and expansion to the resort's ski lifts, snowmaking, grooming and trail systems, purchase of additional mountain equipment and vehicles, resort improvements, development of a golf course on resort property, development of a vacation ownership intervals program, repayment of debt, and for working capital. In addition, the 17 condominium units currently owned by the Company's owners (see Note 5) will be leased to Snowdance, Inc. and approximately $1,180,567 of the related party debt will be contributed as capital. The Company will enter into three-year employment agreements with its current owners which will commence upon the closing of the Offering. These agreements will provide for annual salaries of $100,000 for each individual, annual bonuses as determined by the Company's Board of Directors and certain benefits. The ability of the Company to successfully complete the Offering and its timing cannot be determined at this time.

REAL ESTATE PURCHASE


     Upon the closing of the Offering, Snowdance Inc. will acquire approximately 800 acres of land known as Hogback Mountain, located in Marlboro, Vermont. The Company plans to explore potential development opportunities for this land. As consideration for the purchase of this land, Snowdance, Inc. will issue 292,500 shares of its common stock to the owners of the assets, one of whom is a partnership whose principal beneficial owner will serve as a Director of Snowdance, Inc. upon completion of the Offering. Additionally, the Company will pay up to approximately $75,000 of expenses relating to the property.


VACATION OWNERSHIP PROGRAM

     In December of 1997, the Company executed a marketing and sales agreement with Westerly Resorts Group, Inc. regarding the marketing and sales of vacation ownership intervals ('VOIs'), popularly known as timeshares, in the resort's hotel.

CAPITAL RESOURCES

     In addition to the borrowing capacity added by the Mascoma Bank line of credit discussed above, the Company's current owners have set aside funds from their personal assets in an amount they deem sufficient to fund the Company's operations through at least June 30, 1998, or until successful completion of the Offering or another source of capital can be secured.

                                SNOWDANCE, INC.
(FORMERLY ASCUTNEY MOUNTAIN RESORT, L.P. AND AFFILIATED ENTITIES -- SEE NOTE 1)
                        PRO FORMA FINANCIAL INFORMATION
YEARS ENDED DECEMBER 31, 1995 AND 1996 AND NINE MONTHS ENDED SEPTEMBER 30, 1996
                              AND 1997 (UNAUDITED)

     The pro forma financial information has been prepared to show the effect of the Hogback Acquisition and the conversion of a portion of the Related Loans to a capital contribution to the Company. The as adjusted financial information has been prepared to show the effect of the closing of the Offering and application of the estimated net proceeds therefrom.

     The pro forma and as adjusted balance sheets of the Company have been prepared as if the above transactions occurred on September 30, 1997. The pro forma statements of operations for the year ended December 31, 1996 and the nine months ended September 30, 1997, have been prepared as if the above transactions occurred on January 1, 1996.

     The pro forma and as adjusted financial information is based upon available information and upon certain assumptions, as set forth in the notes to the pro forma and as adjusted financial information, that management of the Company believes are reasonable in the circumstances.

     This pro forma and as adjusted information does not purport to represent what the Company's financial position or results of operations would actually have been if the above transactions had in fact occurred on such dates or at the beginning of such periods or the Company's financial position or results of operations for any future date or period.

                                SNOWDANCE, INC.
                    PRO FORMA AND AS ADJUSTED BALANCE SHEET
                               SEPTEMBER 30, 1997

                                  HISTORICAL         PRO FORMA          PRO FORMA          OFFERING          AS ADJUSTED
                              SEPTEMBER 30, 1997    ADJUSTMENTS     SEPTEMBER 30, 1997    ADJUSTMENTS     SEPTEMBER 30, 1997
                              ------------------    -----------     ------------------    -----------     ------------------

          ASSETS
Current assets:
    Cash...................      $     13,576                          $     13,576       $13,280,000(b)     $ 12,091,576
                                                                                           (1,202,000)(c)
    Accounts
      receivable -- net....            83,689                                83,689                                83,689
    Other receivables......            90,966                                90,966                                90,966
    Inventories............            32,623                                32,623                                32,623
    Prepaid expenses.......            40,774                                40,774                                40,774
                              ------------------                    ------------------                    ------------------
         Total current
           assets..........           261,628                               261,628                            12,339,628
Property and
  equipment -- net.........         1,156,238       $3,071,250 (a)        4,227,488                             4,227,488
Deferred financing costs...            66,140                                66,140                                66,140
Other assets...............            67,021                                67,021                                67,021
                              ------------------                    ------------------                    ------------------
         Total assets......      $  1,551,027                          $  4,622,277                          $ 16,700,277
                              ------------------
                              ------------------                    ------------------                    ------------------
                                                                    ------------------                    ------------------
  LIABILITIES AND OWNERS'
           DEFICIT
Current liabilities:
    Accounts payable.......      $    238,654                          $    238,654                          $    238,654
    Accrued expenses and
      other liabilities....           198,212                               198,212                               198,212
    Advanced deposits......           150,873                               150,873                               150,873
    Current portion of long
      term debt............         1,259,294                             1,259,294        (1,202,000)(c)          57,294
                              ------------------                    ------------------                    ------------------
         Total current
           liabilities.....         1,847,033                             1,847,033                               645,033
                              ------------------                    ------------------                    ------------------
Loans payable..............           522,675                               522,675                               522,675
    Notes to related
      party................         1,696,434       (1,180,567)(d)         515,867                               515,867
                              ------------------                    ------------------                    ------------------
         Total long term
           debt............         2,219,109                             1,038,542                             1,038,542
                              ------------------                    ------------------                    ------------------
Commitments and
  Contingencies:
    Stockholders' equity
      (deficit)
    Common stock $.001 par
      value................             1,208              292 (a)            1,500             1,500(b)            3,000
    Additional paid in
      capital..............         1,125,225        3,070,958 (a)        5,376,750        13,278,500(b)       18,655,250
                                                     1,180,567 (d)
    Accumulated deficit....        (3,641,548)                           (3,641,548)                           (3,641,548)
                              ------------------                    ------------------                    ------------------
         Total
           stockholders'
           equity
           (deficit).......        (2,515,115)                            1,736,702                            15,016,702
                              ------------------                    ------------------                    ------------------
Total liabilities and
  stockholders' equity
  (deficit)................      $  1,551,027                          $  4,622,277                          $ 16,700,277
                              ------------------
                              ------------------                    ------------------                    ------------------
                                                                    ------------------                    ------------------

          See notes to pro forma and as adjusted financial statements

                                SNOWDANCE, INC.
                       PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                        HISTORICAL         PRO FORMA         PRO FORMA
                                                                     DECEMBER 31, 1996    ADJUSTMENTS    DECEMBER 31, 1996
                                                                     -----------------    -----------    -----------------

Revenues:
     Lodging......................................................      $ 1,695,845                         $ 1,695,845
     Food and beverage............................................          970,086                             970,086
     Ski and fitness..............................................        1,064,720                           1,064,720
     Other........................................................          252,567                             252,567
                                                                     -----------------                   -----------------
          Total revenues..........................................        3,983,218                           3,983,218
Cost of sales:
     Lodging......................................................          827,620         $85,027(e)          912,647
     Food and beverage............................................          848,513                             848,513
     Ski and fitness..............................................          950,239                             950,239
     Other........................................................          140,753                             140,753
                                                                     -----------------                   -----------------
          Total cost of sales.....................................        2,767,125                           2,852,152
Operating expenses:
     Administrative and general...................................          478,411                             478,411
     Sales and marketing..........................................          592,732                             592,732
     Depreciation.................................................          122,714                             122,714
     Heat, light and power........................................          633,173                             633,173
     Insurance....................................................          145,842                             145,842
     Real estate and other taxes..................................          149,610                             149,610
     Repairs and maintenance......................................          370,756                             370,756
                                                                     -----------------                   -----------------
          Total operating expenses................................        2,493,238                           2,493,238
Net operating loss................................................       (1,277,145)                         (1,362,172)
                                                                     -----------------                   -----------------
Other income (expense):
     Interest income..............................................            2,174                               2,174
     Gain on sale of assets.......................................           18,115                              18,115
     Related party interest expense...............................          (85,027)         85,027(e)         --
     Interest expense.............................................         (158,936)                           (158,936)
                                                                     -----------------                   -----------------
          Total other expenses....................................         (223,674)                           (138,647)
                                                                     -----------------                   -----------------
Net loss..........................................................      $(1,500,819)                        $(1,500,819)
                                                                     -----------------                   -----------------
                                                                     -----------------                   -----------------
Loss Per Share....................................................      $     (1.24)                        $     (1.00)
                                                                     -----------------                   -----------------
                                                                     -----------------                   -----------------
Weighted Average Number of Shares(f)..............................        1,207,500                           1,500,000

          See notes to pro forma and as adjusted financial statements.

                                SNOWDANCE, INC.
                       PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                                  HISTORICAL         PRO FORMA         PRO FORMA
                                                              SEPTEMBER 30, 1997    ADJUSTMENTS    SEPTEMBER 30, 1997
                                                              ------------------    -----------    ------------------

Revenues:
     Lodging...............................................       $1,255,965                           $1,255,965
     Food and beverage.....................................          642,398                              642,398
     Ski and fitness.......................................          932,707                              932,707
     Other.................................................          144,944                              144,944
                                                              ------------------                   ------------------
          Total revenues...................................        2,976,014                            2,976,014
Cost of sales:
     Lodging...............................................          513,164          $74,147(e)          587,311
     Food and beverage.....................................          523,964                              523,964
     Ski and fitness.......................................          628,497                              628,497
     Other.................................................           87,666                               87,666
                                                              ------------------                   ------------------
          Total cost of sales..............................        1.753,291                            1,827,438
Operating expenses:
     Administrative and general............................          355,111                              355,111
     Sales and marketing...................................          381,560                              381,560
     Depreciation..........................................           93,536                               93,536
     Heat, light and power.................................          366,349                              366,349
     Insurance.............................................           96,069                               96,069
     Real estate and other taxes...........................           68,463                               68,463
     Repairs and maintenance...............................          185,018                              185,018
                                                              ------------------                   ------------------
          Total operating expenses.........................        1,546,106                            1,546,106
                                                              ------------------                   ------------------
Net operating loss.........................................         (323,383)                            (397,530)
Other income (expense):
     Interest income.......................................              830                                  830
     Gain on sale of assets................................         --                                   --
     Related party interest expense........................          (74,147)         (74,147)(e)        --
     Interest expense......................................         (144,485)                            (144,485)
                                                              ------------------                   ------------------
          Total other expenses.............................         (217,802)                            (143,655)
                                                              ------------------                   ------------------
Net Loss...................................................       $ (541,185)                          $ (541,185)
                                                              ------------------                   ------------------
                                                              ------------------                   ------------------
Loss per share.............................................            $(.45)                               $(.36)
                                                                       ---------                            ---------
                                                                       ---------                            ---------
Weighted average number of shares(f).......................        1,207,500                            1,500,000

          See notes to pro forma and as adjusted financial statements.

                                SNOWDANCE, INC.
            NOTES TO PRO FORMA AND AS ADJUSTED FINANCIAL STATEMENTS
             AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                    AND FOR THE YEAR ENDED DECEMBER 31, 1996

 (a) Reflects the acquisition of the Hogback assets through the issuance of 292,500 shares of common stock, par value $.001 per share, with a fair value of $10.50 per share.

 (b) Reflects the closing of the Offering and the application of the net proceeds thereof. The Offering is assumed to include the issuance of 1,500,000 shares of common stock, par value $.001 per share, for $10.50 per share, and offering expenses of $2,470,000 resulting in net proceeds to the Company of $13,280,000.

 (c) Reflects the assumed repayment of the balance outstanding on the Company's line of credit as of September 30, 1997, $1,202,000, using a portion of the net proceeds from the Offering. No other debt repayments are reflected; the Company is evaluating appropriate application of Offering proceeds to other debt.

 (d) Reflects the conversion of $1,180,567 of the Related Loans to additional paid-in capital of the Company.

 (e) Reflects the effect of the planned lease by the Company of the 17 Mountain's Edge condominium units from Steven and Susan Plausteiner. For purposes of the pro forma financial information, it is assumed that the lease expense would have been equivalent to the interest expense paid on the Related Loans contributed to capital, so this adjustment reclassifies the related party interest expense to leasing expense, included in lodging cost of sales.

 (f) Historical loss per share is computed using 1,207,500 shares and pro forma loss per share is computed using 1,500,000 weighted average common shares outstanding.

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

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

_______________________________                  _______________________________

     NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH AN OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                                          PAGE
                                                                                                                          ----

Prospectus Summary.....................................................................................................     3
Risk Factors...........................................................................................................     7
Use of Proceeds........................................................................................................    14
Dividend Policy........................................................................................................    15
Dilution...............................................................................................................    15
Capitalization.........................................................................................................    16
Selected Financial Data................................................................................................    17
Management's Discussion and Analysis of Financial Condition and Results of Operations..................................    18
Business...............................................................................................................    22
Management.............................................................................................................    35
Certain Transactions...................................................................................................    40
Principal Stockholders.................................................................................................    42
Description of Capital Stock...........................................................................................    43
Shares Eligible for Future Sale........................................................................................    45
Underwriting...........................................................................................................    46
Legal Matters..........................................................................................................    48
Experts................................................................................................................    48
Available Information..................................................................................................    48
Index to Financial Statements..........................................................................................   F-1

                            ------------------------
     UNTIL                , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                1,500,000 SHARES
                                     [LOGO]

                                  COMMON STOCK

                           -------------------------
                                   PROSPECTUS
                           -------------------------

                             JOSEPHTHAL & CO. INC.
                                CRUTTENDEN ROTH
                                  INCORPORATED
                                            , 1998

_______________________________                  _______________________________

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ('DGCL'), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification shall be made by the corporation only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. The Certificate of Incorporation of the Company provides that directors and officers shall be indemnified as described above in this paragraph to the fullest extent permitted by the DGCL; provided, however, that any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person shall be indemnified only if such proceeding (or part thereof) was authorized by the board of directors of the Company.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

     The Company's Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(b)(7) of the DGCL currently provides that such provisions do not eliminate or limit the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL), or (iv) for any transaction from which the director derived an improper personal benefit. Reference is made to the Company's Certificate of Incorporation and By-Laws filed as Exhibits 3.1 and 3.2 hereto, respectively.

     The Company expects to maintain directors' and officers' liability insurance policies covering certain liabilities of persons serving as officers and directors and providing reimbursement to the Company for its indemnification of such persons.

     Pursuant to the Underwriting Agreement to be entered into among the Company and the Underwriters, officers and directors of the Company are indemnified for certain liabilities, including liabilities incurred under the Securities Act of 1933, as amended.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses (other than underwriting discounts and the non-accountable expense allowance) expected to be incurred in connection with the Offering described in this Registration Statement.

Securities and Exchange Commission registration fee...................................................   $  6,181
NASD Examination Fee..................................................................................   $  2,596
American Stock Exchange Listing Fee...................................................................   $ 15,000
Accounting Fees and Expenses..........................................................................   $175,000
Printing and Engraving Expenses.......................................................................   $150,000
Legal Fees and Expenses...............................................................................   $450,000
Blue Sky Fees and Expenses............................................................................   $ 40,000
Transfer Agent Fees...................................................................................   $  3,600
Miscellaneous.........................................................................................   $131,373
                                                                                                         --------
     Total............................................................................................   $973,750

     The foregoing items, except for the Securities and Exchange Commission and NASD fees, are estimated. All expenses will be borne by the Company.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     In the three years preceding the filing of this Registration Statement, the Company has issued the following securities that were not registered under the Securities Act:

          (a) Immediately prior to the closing of the Offering, all of the partnership interests in each of the Limited Partnerships will be exchanged for 1,207,500 shares of Common Stock of Snowdance, Inc. (the 'Combination Transaction'). Each of the Limited Partnerships has a corporate general partner which has a 1% interest in the Limited Partnership of which it is general partner. All of the issued and outstanding shares in each of the corporate general partners are owned by Susan D. Plausteiner. All other interests in the Limited Partnerships are owned by Steven H. Plausteiner or Susan D. Plausteiner. As a result of the Combination Transaction, immediately prior to the closing of this Offering, all of the outstanding shares in Snowdance, Inc. will be owned by Steven H. Plausteiner and Susan
     D. Plausteiner. It is expected that the Combination Transaction will be treated as an Internal Revenue Code Section 351 transaction and be tax free to the Company and the Limited Partnerships. In addition, immediately prior to the Closing of this Offering, Steven H. Plausteiner and Susan D. Plausteiner will contribute all of the outstanding shares of capital stock of Foods to Snowdance, Inc. as a capital contribution and Foods will become a wholly-owned subsidiary of Snowdance, Inc. As part of the Combination Transaction, the Company will receive an ownership interest in 3/4 of 1 condominium unit which was previously owned by Ascutney Mountain Resort Realty, L.P.


          (b) In January 1998, the Company borrowed $50,000 from each of Richard
     R. Frary and Joel A. Mael pursuant to a promissory note. The notes accrue interest at the rate of 8% per annum and have a maturity date of the earlier of (a) one year from the date thereof and (b) the completion by the Company of a public offering in which gross proceeds of $5,000,000 are raised from the sale of its securities. Should the Company not complete a public offering by June 30, 1998, Mr. Frary and Mr. Mael each have the option, exercisable until the maturity date of the notes, to exchange the principal and interest owed thereunder for 2.5% of the limited partnership interests of each of Ascutney Mountain Resort Hotel, L.P., Ascutney Mountain Resort, L.P. and Ascutney Mountain Resort Realty, L.P.



          (c) In January 1998, pursuant to an advisory and consulting agreement, the Company issued options to purchase 40,000 shares of Common Stock. The options have a term of 5 years from the date of the closing of this Offering and are exercisable, in whole or in part, from the first anniversary of the closing of this Offering at an exercise price of $5.00 per share of Common Stock.



          (d) In December 1997, the Company borrowed $57,000 from International Merona, Inc. pursuant to a promissory note. The note accrues interest at the rate of 10% per annum and has a maturity date of the earlier of (a) December 8, 1998 and (b) the date upon which the Company receives $5,000,000 from the sale of its securities.



     Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering.


ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

EXHIBIT NO.
-----------


   1.1**      -- Revised Proposed Form of Underwriting Agreement.
   1.2**      -- Proposed Form of Qualified Independent Underwriter Agreement
   3.1**      -- Certificate of Incorporation of the Company
   3.2**      -- By-Laws of the Company.
   4.1        -- Form of specimen certificate representing the Company's Common Stock.
   4.2**      -- Revised Form of Representatives' Warrant Agreement including Form of Representatives' Warrant.
   5.1        -- Opinion of Sonnenschein Nath & Rosenthal.
  10.1**      -- Loan and Security Agreement, dated June 30, 1997, among Ascutney Mountain Resort, L.P., Ascutney
                Mountain Resort Hotel, L.P., Steven H. Plausteiner, Susan D. Plausteiner and Mascoma Savings Bank,
                fsb.
  10.2**      -- Loan Agreement, dated May 6, 1994, among Ascutney Mountain Resort, L.P., Ascutney Mountain Resort
                Hotel, L.P., and the Vermont Economic Development Authority.
  10.3**      -- Loan and Security Agreement, dated November 3, 1994, among the Town of West Windsor, Vermont,
                Ascutney Mountain Resort, L.P. and Ascutney Mountain Resort Hotel, L.P.
  10.4**      -- Draft Purchase and Sale Agreement, dated as of August   , 1997, by and between the Company and
                Skyline Partners, L.P.
  10.5A**     -- Form of Lock-up Agreement with respect to Company's officers, directors and existing stockholders.
  10.5B**     -- Form of Lock-up Agreement with respect to Skyline Partners, L.P.
  10.6**      -- Form of Condominium Lease Agreement, dated as of                , 1997, among the Company, Steven
                Plausteiner and Susan Plausteiner.
  10.7**      -- Form of Employment Agreement between the Company and Steven H. Plausteiner.
  10.8**      -- Form of Employment Agreement between the Company and Susan D. Plausteiner.
  10.9**      -- Form of 1997 Stock Option Plan for Non-Employee Directors.
  10.10**     -- Form of Exchange Agreement among Ascutney Mountain Resort, L.P., Ascutney Mountain Resort Hotel,
                L.P., Ascutney Mountain Resort Realty, L.P. and the Company.
  10.11**     -- Agreement, dated as of September 29, 1997, between Steven H. Plausteiner, Susan D. Plausteiner and the Company.
  10.12**     -- Form of Letter of Intent dated September 26, 1997, between the Company and Westerly Resorts Group,
                Inc.
  10.13**     -- Marketing and Sales Agreement, dated December 30, 1997, between the Company and Westerly Resorts
                Group, Inc.
  10.14**     -- Form of Consulting Agreement between the Company and Tallwood Associates, Inc.
  10.15**     -- Form of Unsecured Promissory Note made by the Company for the benefit of Richard S. Frary.
  10.16**     -- Form of Unsecured Promissory Note made by the Company for the benefit of Joel A. Mael.
  10.17       -- Form of Tallwood Option Agreement.
  23.1        -- Consent of Deloitte & Touche LLP.
  23.2        -- Consent of Sonnenschein Nath & Rosenthal (to be included in Exhibit 5.1).
  23.3**      -- Form of Consent of Mr. Purjes, as Director Nominee.
  23.4**      -- Form of Consent of Mr. Lunde, as Director Nominee.
  23.5**      -- Form of Consent of Mr. Deutsch, as Director Nominee.
  23.6**      -- Form of Consent of Mr. Frary, as Director Nominee.
  24.1**      -- Powers of Attorney.
  27.1**      -- Financial Data Schedule.


------------


** Previously filed

ITEM 28. UNDERTAKINGS.

     The Company hereby undertakes:

          (a) That it will:

             (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

             (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) reflect in the prospectus any facts or events which individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement; and

             (iii) include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat such post-effective amendment as a new registration statement of the Securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) That it will provide to the Representative at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Representative to permit prompt delivery to each purchaser.

     (c) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities under the Securities Act (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) That it will:

          (1) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rules 424(b)(1), or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

          (2) For the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at the time as the initial bona fide offering of those Securities.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Amendment No. 3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Brownsville, State of Vermont, on this 30th day of January, 1998.


                                          SNOWDANCE, INC.

                                          By:      /s/ STEVEN H. PLAUSTEINER
                                             ...................................
                                                   STEVEN H. PLAUSTEINER
                                                  CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

                SIGNATURE                                      TITLE                              DATE
------------------------------------------  --------------------------------------------   -------------------

        /S/ STEVEN H. PLAUSTEINER           Chief Executive Officer and Director            January 30, 1998
 .........................................    (Principal Executive Officer)
         (STEVEN H. PLAUSTEINER)

         /S/ SUSAN D. PLAUSTEINER           Chief Financial Officer and Director            January 30, 1998
 .........................................    (Principal Financial and Accounting
          (SUSAN D. PLAUSTEINER)              Officer)

                    *                       Chief Operating Officer and Director            January 30, 1998
 .........................................
           (DUSAN PLAUSTEINER)

          /s/ STEVEN H. PLAUSTEINER
 .........................................
          STEVEN H. PLAUSTEINER
           AS ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


                                                                                                        SEQUENTIALLY
EXHIBIT                                                                                                   NUMBERED
NUMBER                                            DESCRIPTION                                               PAGE
-------   -------------------------------------------------------------------------------------------   ------------

 1.1**    -- Revised Proposed Form of Underwriting Agreement.........................................
 1.2**    -- Proposed Form of Qualified Independent Underwriter Agreement............................
 3.1**    -- Certificate of Incorporation of the Company.............................................
 3.2**    -- By-Laws of the Company..................................................................
 4.1      -- Form of specimen certificate representing the Company's Common Stock....................
 4.2**    -- Revised Form of Representatives' Warrant Agreement including Form of Representatives'
            Warrant..................................................................................
 5.1      -- Opinion of Sonnenschein Nath & Rosenthal................................................
10.1**    -- Loan and Security Agreement, dated June 30, 1997, among Ascutney Mountain Resort, L.P.,
            Ascutney Mountain Resort Hotel, L.P., Steven H. Plausteiner, Susan D. Plausteiner and
            Mascoma Savings Bank, fsb................................................................
10.2**    -- Loan Agreement, dated May 6, 1994, among Ascutney Mountain Resort, L.P., Ascutney
            Mountain Resort Hotel, L.P., and the Vermont Economic Development Authority..............
10.3**    -- Loan and Security Agreement, dated November 3, 1994, among the Town of West Windsor,
            Vermont, Ascutney Mountain Resort, L.P. and Ascutney Mountain Resort Hotel, L.P..........
10.4**    -- Draft Purchase and Sale Agreement, dated as of August   , 1997, by and between the
            Company and Skyline Partners, L.P........................................................
10.5A**   -- Form of Lock-up Agreement with respect to the Company's officers, directors and existing stockholders.............................................................................
10.5B**   -- Form of Lock-up Agreement with respect to Skyline Partners, L.P.........................
10.6**    -- Form of Condominium Lease Agreement, dated as of               , 1997, among the
            Company, Steven Plausteiner and Susan Plausteiner........................................
10.7**    -- Form of Employment Agreement between the Company and Steven H. Plausteiner..............
10.8**    -- Form of Employment Agreement between the Company and Susan D. Plausteiner...............
10.9**    -- Form of 1997 Stock Option Plan for Non-Employee Directors...............................
10.10**   -- Form of Exchange Agreement among Ascutney Mountain Resort, L.P., Ascutney Mountain
            Resort Hotel, L.P., Ascutney Mountain Resort Realty, L.P. and the Company................
10.11**   -- Agreement, dated as of September 29, 1997 between Steven H. Plausteiner, Susan D.
            Plausteiner and the Company..............................................................
10.12**   -- Form of Letter of Intent, dated September 26, 1997, between the Company and Westerly
            Resorts Group, Inc.......................................................................
10.13**   -- Form of Marketing and Sales Agreement, dated December 30, 1997, between the Company and
            Westerly Resorts Group, Inc..............................................................
10.14**   -- Form of Consulting Agreement between the Company and Tallwood Associates, Inc...........
10.15**   -- Form of Unsecured Promissory Note made by the Company for the benefit of Richard S.
            Frary....................................................................................
10.16**   -- Form of Unsecured Promissory Note made by the Company for the benefit of Joel A.
            Mael.....................................................................................
10.17     -- Form of Tallwood Option Agreement.......................................................
23.1      -- Consent of Deloitte & Touche LLP........................................................
23.2      -- Consent of Sonnenschein Nath & Rosenthal (to be included in Exhibit 5.1)................
23.3**    -- Form of Consent of Mr. Purjes, as Director Nominee......................................
23.4**    -- Form of Consent of Mr. Lunde, as Director Nominee.......................................
23.5**    -- Form of Consent of Mr. Deutsch, as Director Nominee.....................................
23.6**    -- Form of Consent of Mr. Frary, as Director Nominee.......................................
24.1**    -- Powers of Attorney......................................................................
27.1**    -- Financial Data Schedule.................................................................


------------


** Previously filed

                      GRAPHIC  APPENDIX

Front Cover -- Color silhouette of Mt. Ascutney
Inside Front Cover -- Color montage of Skiers and Resort
Inside Back Cover -- Color montage of Resort during non-winter months Outside Back Cover -- Color silhouette panorama of Mt. Ascutney with Skiers


                              STATEMENT OF DIFFERENCES
                              ------------------------

The trademark symbol shall be expressed as ...........................  'tm'